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INTEL CORPORATION

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intel
experience what's inside™

2018 PROXY STATEMENT

NOTICE OF ANNUAL STOCKHOLDERS' MEETING

intel experience what’s insideTM

2018

PROXY

STATEMENT

NOTICE OF ANNUAL STOCKHOLDERS’ MEETING

LETTER FROM YOUR CHAIRMAN

Intel has been undergoing a significant business transformation. As I reported in my letters in the past two years, we are evolving from a PC-centric to a data-centric company, delivering products that play critical roles in processing, storing, analyzing, and sharing data. These products enable new experiences and create new value. Intel is building the foundation for technology’s data-driven future.

We are proud to be a world leader in the design and manufacturing of essential technologies that power the cloud and an increasingly smart, connected world. Our technology enables more people to harness the power of data to help address society’s most complex issues—from climate change to energy efficiency. Corporate governance and corporate responsibility are integral to the company’s leadership and fundamental to its success. With the Board’s oversight, we have embedded corporate responsibility and sustainability into our corporate strategy, compensation, and long-term goals. Intel’s Board of Directors provides independent guidance on corporate strategy and initiatives to build a solid foundation for sustainable stockholder value. We set ambitious goals for Intel and make strategic investments to advance progress in the areas of environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact.

CORPORATE GOVERNANCE PRACTICES

Our Board strives to be a leader in corporate governance, continuing to raise the bar each year in consultation with our stockholders. In 2009, several years before it was required by law, we provided our stockholders an advisory vote on our executive compensation programs. And in early 2016, we adopted “proxy access,” providing stockholders who have held at least 3% of our stock for at least three years the ability to include director nominees in our proxy statement. We also have worked to make sure that the directors serving on the Board collectively have the appropriate skills and backgrounds to be strong stewards in a dynamic industry. To that end, since the beginning of 2016, Intel has added five exceptional new independent directors who bring fresh perspectives and a rich mix and depth of experience in areas such as business strategy, technology, innovation, global markets, compliance, and oversight. We recognize that our corporate values must be reflected in our Board, and we are committed to actively seeking additional women and minority director candidates.

AN ACTIVE AND ENGAGED BOARD

Our Board engages in active discussions and oversight of Intel’s strategy to capture business opportunities and lead with innovation, while also balancing possible risks with returns for stockholders. Many of the Board’s strategic conversations in 2017 focused on how best to allocate resources for long-term stockholder value. We are building on the company’s core strengths and increasing investments in growing businesses and emerging technologies. While our PC-centric businesses exceeded our expectation and continue to be a source of profit, cash flow, scale, and intellectual property, Intel’s growth in 2017 was primarily driven by our data-centric businesses. We believe the strategic investments we have made in new and growing businesses such as cloud computing, memory, and autonomous driving are creating value and will become an increasingly larger portion of our business.

STOCKHOLDER DIALOGUE

Our relationship with our stockholders is an important part of our Board’s corporate governance commitment. We have a long tradition of dialogue, transparency, and responsiveness to stockholder perspectives. Our integrated outreach team meets with a broad base of investors throughout the year to discuss corporate governance, executive compensation, corporate responsibility practices, and other matters of importance. We report to the Board on investor feedback and emerging governance issues throughout the year, allowing the Board to better understand our stockholders’ priorities and perspectives. This year-round engagement process provides management and the Board with useful input concerning our corporate strategy and our compensation and corporate governance practices, and enables us to consider developments proactively and to act responsibly. To that end, your Board’s efforts have included overseeing the smooth transitions in our senior management, building upon our leadership in corporate governance and corporate responsibility, and continuing our commitment to pay-for-performance.

CONTINUED COMMITMENT TO PAY-FOR-PERFORMANCE

Intel has consistently demonstrated its commitment to an executive compensation program that is aligned with long-term stockholder value. Our compensation arrangements are designed to hold executive officers accountable for business results and reward them for consistently delivering strong corporate performance and value creation. Reflecting our commitment to pay-for-performance, every year over the past 10 years approximately 90% of our listed executive officers’ target compensation has consisted of variable, performance-based programs. We also have a claw-back policy that reinforces our pay-for-performance philosophy, and robust stock ownership guidelines that are consistent with our focus on long-term value creation.

LEADERSHIP IN CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Our Board believes that Intel’s focus on corporate responsibility creates value for the company and our stakeholders by identifying ways for technology to benefit the environment and society while also helping us mitigate risks, reduce costs, protect brand value, and assess market opportunities. Our approach is built on a strong foundation of ethics, governance, and transparency, and we strive to continue to be a leader in driving improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact. To that end, Intel has established public goals regarding, among other things, reducing our greenhouse gas emissions, investing in renewable energy, conserving water, and improving the diversity of our workforce. We collaborate with others on supply chain responsibility, and lead industry initiatives on key issues such as advancing responsible minerals sourcing, addressing human rights risks such as forced and bonded labor, and improving transparency on environmental impacts in the global electronics supply chain.

OUR ANNUAL STOCKHOLDERS’ MEETING

While our Annual Stockholders’ Meeting is only one of the forums in our year-round engagement with stockholders, it is an important one, and we take it seriously. As physical attendance at meetings has dwindled, web participation has grown significantly, and has proven to be substantially more popular and effective at enabling stockholder participation, while saving the company’s and investors’ time and money and reducing our environmental impact. Our virtual Annual Stockholders’ Meeting also enables non-stockholders to view our meeting. As in past years, stockholders can submit questions ahead of or during the meeting through the designated websites. We continue to work with industry groups and our stockholders to enhance our virtual Annual Stockholders’ Meeting, and welcome your suggestions on how we can continue to make it more effective and efficient.

ATTENDING THE ANNUAL STOCKHOLDERS’ MEETING

We look forward to your attendance virtually via the Internet, or by proxy at the 2018 Annual Stockholders’ Meeting. We will hold the meeting at 8:30 a.m. Pacific Time on Thursday, May 17, 2018. You may attend, vote, and submit questions during the annual meeting via the Internet at https://intel.onlineshareholdermeeting.com.

OUR 50TH ANNIVERSARY

In 2018, Intel will mark its 50th anniversary, a milestone few companies celebrate. I could not be more proud of this company and its remarkable journey. It has been a half-century of change, innovation, and progress, from our early beginnings as a start-up in memory to our leadership in personal computing and now to our evolution to a data-centric company generating annual revenue of more than $60 billion. Our focus on change and innovation will continue as we enter our next half-century of our company.

On a final note, Charlene Barshefsky, David Pottruck, and David Yoffie will retire from our Board as of our 2018 Annual Stockholders’ Meeting, and we recently welcomed our newest independent director, Dr. Risa Lavizzo-Mourey. Our Board recognizes the many contributions of Ambassador Barshefsky, Mr. Pottruck, and Dr. Yoffie and thanks them for their many years of dedicated service. They have been strong stewards of your company, and leave us well-positioned to be the driving force in a data-centric world that will shape the future and have the potential to make people’s lives better. Dr. Lavizzo-Mourey and the other directors standing for election at this year’s Annual Meeting, as well as the Intel management team and thousands of dedicated employees around the world, are working diligently to secure Intel’s role as a leader in that data revolution.

On behalf of your Board of Directors, thank you for your continued investment in Intel. We appreciate the opportunity to serve Intel on your behalf.

ANDY D. BRYANT

Chairman of the Board

INTEL CORPORATION NOTICE OF 2018 ANNUAL STOCKHOLDERS’ MEETING

DATE	TIME	RECORD DATE
THURSDAY, MAY 17, 2018	8:30 A.M. PACIFIC TIME	MARCH 19, 2018

HOW TO VOTE

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 84 of this proxy statement.

Vote online at www.proxyvote.com. You may also attend the annual meeting online, including to vote and/or submit questions, at intel.onlineshareholdermeeting.com	Vote by phone by calling the applicable phone number. For stockholders of record: (800) 690-6903 For beneficial stockholders: (800) 454-8683	If you have received a printed version of these proxy materials, you may vote by mail.

ATTEND THE MEETING

•	Attend the annual meeting online, including to vote and/or submit questions, at https://intel.onlineshareholdermeeting.com.

•	The annual meeting will begin at approximately 8:30 a.m. Pacific Time, with log-in beginning at 8:15 a.m., on Thursday, May 17, 2018.

ASKING QUESTIONS

•	You may submit pre-meeting questions for the meeting in advance at www.proxyvote.com.

•	You may submit live questions during the meeting at https://intel.onlineshareholdermeeting.com.

Management proposals	Voting Recommendation of the Board
1. Election of the 10 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE

2. Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2018	FOR

3. Advisory vote to approve executive compensation	FOR

Stockholder proposals

4. Stockholder proposal on whether to allow stockholders to act by written consent, if properly presented	AGAINST

5. Stockholder proposal on whether the chairman of the board should be an independent director, if properly presented	AGAINST

6. Stockholder proposal requesting a political contributions cost-benefit analysis report, if properly presented	AGAINST

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD MAY 17, 2018:

THE NOTICE OF 2018 ANNUAL STOCKHOLDERS’ MEETING AND PROXY STATEMENT AND THE 2017 ANNUAL REPORT ON FORM 10-K,

ARE AVAILABLE AT WWW.INTC.COM/ANNUALS.CFM.

ONLINE Vote online at www.proxyvote.com you may also attend the annual meeting online, including to vote and/or submit questions, at intel.onlineshareholdermeeting.com BY PHONE Vote by calling the applicable phone number. For stockholders of record: 1-800-690-6903 For beneficial stockholders: 1-800-454-8683 BY MAIL If you have received a printed version of these proxy materials, you mate vote by mail.

7	2018 PROXY STATEMENT HIGHLIGHTS

12	PROPOSAL 1: ELECTION OF DIRECTORS

18	Director Skills, Experience, and Background

20	Director Tenure

21	CORPORATE GOVERNANCE

21	Board Leadership and Structure

22	The Board’s Role in Risk Oversight at Intel

23	Director Independence and Transactions Considered in Independence Determinations

25	Corporate Governance Guidelines

25	Director Attendance

25	Board Responsibilities and Committees

29	CORPORATE RESPONSIBILITY AND INVESTOR ENGAGEMENT

30	Communications from Stockholders to Directors

31	DIRECTOR COMPENSATION

32	Director Compensation for Fiscal Year 2017

34	Outstanding Equity Awards for Directors

35	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

36	CODE OF CONDUCT

37	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

39	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

40	Ernst & Young LLP’s Fees for 2017 and 2016

41	REPORT OF THE AUDIT COMMITTEE

43	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

44	COMPENSATION DISCUSSION AND ANALYSIS

44	Executive Summary

44	Listed Officer Pay

45	Business Performance and Pay

46	Investor Engagement and the 2017 “Say-on-Pay” Vote

46	2017 Compensation of Our Listed Officers

46	Performance and Incentive Pay for 2017

49	Alignment of Performance and Compensation

50	Intel’s Compensation Best Practices

50	2017 Cash Compensation

54	2017 Annual Equity Awards

56	Other Aspects of Our Executive Compensation Programs

56	Intel’s Compensation Framework

57	External Competitive Considerations for 2017

58	Post-Employment Compensation Arrangements

58	Personal Benefits

59	Other Agreements

59	Corporate Officer Stock Ownership Guidelines

59	Intel Policies Regarding Derivatives or “Short Sales”

60	Intel Policies Regarding Claw-Backs

60	Tax Deductibility

61	REPORT OF THE COMPENSATION COMMITTEE

62	EXECUTIVE COMPENSATION

62	2017 Summary Compensation Table

65	Grants of Plan-Based Awards in Fiscal Year 2017

66	2017 Operational Goals for Incentive Cash Programs

67	Stock Option Exercises and Stock Vested in Fiscal Year 2017

68	Outstanding Equity Awards at Fiscal Year-End 2017

69	Pension Benefits for Fiscal Year 2017

70	Non-Qualified Deferred Compensation for Fiscal Year 2017

71	Employment Contracts and Change in Control Arrangements

71	Other Potential Post-Employment Payments

71	Voluntary Termination/Retirement

72	Death or Disability

74	CEO PAY RATIO

75	EQUITY COMPENSATION PLAN INFORMATION

76	STOCKHOLDER PROPOSALS

76	Proposal 4: Stockholder Proposal on whether to allow Stockholders to Act by Written Consent

78	Proposal 5: Stockholder Proposal on whether the Chairman of the Board should be an Independent Director

81	Proposal 6: Stockholder Proposal Requesting a Political Contributions Cost-Benefit Analysis Report

84	ADDITIONAL MEETING INFORMATION

86	OTHER MATTERS

88	STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

A-1	APPENDIX A - NON-GAAP FINANCIAL MEASURES

2018 PROXY STATEMENT	TABLE OF CONTENTS

2018 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all the information that you should consider. We encourage you to read the entire proxy statement carefully before voting.

CURRENT DIRECTORS AND BOARD NOMINEES

COMMITTEE MEMBERSHIPS
Name	Occupation	Independent	AC	CC	GNC	EC	FC
Charlene Barshefsky[1] Age: 67, Director Since: 2004	Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP						Chair
Aneel Bhusri Lead Director Age: 52, Director Since: 2014	Co-Founder and CEO, Workday, Inc.	●			Co-Chair	Chair
Andy D. Bryant Age: 67, Director Since: 2011	Chairman of the Board of Directors, Intel Corporation					●
Reed E. Hundt Age: 70, Director Since: 2001	Principal, REH Advisors, LLC	●	●	●
Omar Ishrak[2] Age: 62, Director Since: 2017	Chairman and CEO, Medtronic plc	●		●
Brian M. Krzanich Age: 57, Director Since: 2013	CEO, Intel Corporation					●
Risa Lavizzo-Mourey[2] Age: 63, Director Since: 2018	Professor, University of Pennsylvania	●
Tsu-Jae King Liu Age: 54, Director Since: 2016	Professor, University of California, Berkeley	●	●				●
David S. Pottruck[1] Age: 69, Director Since: 1998	Chairman and CEO, Red Eagle Ventures, Inc.	●		Chair		●
Gregory D. Smith[2] Age: 51, Director Since: 2017	CFO, EVP, Enterprise Performance & Strategy, The Boeing Company	●	Chair				●
Andrew Wilson Age: 43, Director Since: 2017	CEO, Electronic Arts, Inc.	●
Frank D. Yeary Age: 54, Director Since: 2009	Executive Chairman, CamberView Partners, LLC	●	●		Co-Chair
David B. Yoffie[1] Age: 63, Director Since: 1989	Professor, Harvard Business School	●		●	●

[1]	Charlene Barshefsky, David Pottruck, and David Yoffie are retiring from the Board of Directors, with each of their terms expiring at the 2018 Annual Stockholders’ Meeting. Ambassador Barshefsky was independent until December 31, 2017.
[2]	It is expected that at the conclusion of the 2018 Annual Stockholders’ Meeting, Omar Ishrak will become chair of the Compensation Committee, Risa Lavizzo-Mourey will join the Corporate Governance and Nominating Committee, and Gregory Smith will become chair of the Finance Committee.

AC Audit Committee	CC Compensation Committee	GNC Corporate Governance & Nominating Committee	EC Executive Committee	FC Finance Committee

2018 PROXY STATEMENT	Proxy Statement Highlights	7

REVENUE $62.8B up $3.4B or 6% from 2016; up 9% excluding the Intel Security Group (ISecG) Stabilizing PC market, solid growth in data center and adjacent businesses GOAL PC-centric business decline in low single digits and low double digit growth of data-centric businesses. RESULT PC-centric business growth exceeded expectation at 3%. Excluding ISecG, data-centric businesses grew 16%. DATA-CENTRIC $B PC-CENTRIC $B OPERATING INCOME $17.9B $19.6B GAAP non-GAAP1 up $5.1B or up $3.0B or 39% from 2016 18% from 2016 Higher revenue and gross margin along with better spending leverage and lower restructuring charges, excluded from non-GAAP operating income GOAL Grow non-GAAP operating income faster than revenue. RESULT On a non-GAAP basis, operating income grew at 18%, faster than revenue growth of 6%. GAAP $B NON-GAAP $B EPS $1.99 $3.46 GAAP non-GAAP1 down $0.13 or up $0.74 or 6% from 2016 27% from 2016 Higher revenue, sales of equity investments, and the one-time charge from Tax Reform2, excluded from non-GAAP EPS GOAL Grow non-GAAP earnings per share (EPS) faster than non-GAAP operating income. RESULT On a non-GAAP basis, EPS grew at 27%, compared to 18% growth in non-GAAP operating income. 1 See “Non-GAAP Financial Measures” in Appendix A. 2 Tax Reform refers to the U.S. Tax Cuts and Jobs Act enacted In December 2017.

A YEAR IN REVIEW

2017 was another record year for Intel and shows we have made progress on our shift from being primarily a PC-centric company to a data-centric company. We achieved record revenue in 2017 and strong operating income growth and bottom line results. Our growth was primarily driven by our data-centric businesses, while our PC-centric business exceeded our expectation and continues to be a source of profit, cash flow, scale, and intellectual property. The strategic investments we have made in data-rich markets like memory, programmable solutions, and autonomous driving are starting to pay off and are becoming an increasingly larger portion of our business.

1	See “Non-GAAP Financial Measures” in Appendix A.
2	Tax Reform refers to the U.S. Tax Cuts and Jobs Act enacted to December 2017.

8	Proxy Statement Highlights	2018 PROXY STATEMENT

OUR STRATEGY

Data is a significant force in society and will be essential in shaping the future of every person on the planet. From large complex applications in the cloud to small low-power mobile devices at the edge, our customers are looking for solutions that can process, analyze, store, and transfer data—turning it into actionable insights, amazing experiences, and competitive advantages.

We strive to unlock the power of data so people can ride in self-driving cars, experience virtual worlds, connect with each other over fast mobile networks, and be touched by computer-assisted intelligence in ways yet unimagined.

We are well-positioned to be the driving force of this data revolution. Intel technology powers the devices and infrastructure that power the data-centric world, from PCs and the cloud to telecommunications equipment and data centers. Our computing solutions from the cloud to the edge enable a Virtuous Cycle of Growth. Our strategy is to provide the technological foundation of the new data world—a world that is always learning, smarter and faster.

COMPUTE PERFORMANCE FROM CLIENT TO CLOUD

The most important trend shaping the future of the data-centric world is the cloud and its connection to billions of smart devices, including PCs, autonomous cars, and virtual reality systems. When smart devices are connected to the cloud, the data can be analyzed real-time, making these devices more useful. Our continuous innovation of client and Internet of Things products, designed to connect even more seamlessly, is shaping this trend.

Our data center products are optimized to deliver industry-leading performance and best-in-class total cost of ownership for cloud workloads. We add new products and features to our portfolio to address emerging, high-growth workloads such as artificial intelligence, virtual reality systems, and the 5G network.

ACCELERANT TECHNOLOGIES

Advancements in memory technology and programmable solutions, such as field-programmable gate arrays (FPGAs), drive performance in smart devices as well as data centers. Intel’s 3D XPoint™ technology significantly improves access to large amounts of data. FPGAs can efficiently manage the changing demands of next-generation data centers and accelerate the performance in other applications. The combination of memory and FPGAs with client and cloud products enables new solutions such as deep learning acceleration engines.

CONNECTIVITY

With our wireless, computing, and cloud capabilities, we are driving the development of technologies and collaborating on the rapid definition of open standards that will help define the 5G market. Our collaborations shape the connectivity ecosystem and enable new opportunities to meet the diverse connectivity needs of data. From smart devices to network infrastructure to the cloud and back, we aim to offer scale, innovation, and expertise to our customers.

2018 PROXY STATEMENT	Proxy Statement Highlights	9

INVESTOR ENGAGEMENT

We have a robust investor engagement program. Our integrated outreach team, led by our Investor Relations group, Corporate Responsibility office, and the Corporate Secretary’s office, engages proactively with our stockholders, monitors developments in corporate governance and social responsibility, and, in consultation with our Board, thoughtfully adopts and applies developing practices in a manner that best supports our business and our culture. As discussed further under “Corporate Responsibility and Investor Engagement” on page 29, we actively engage with our stockholders in a number of forums on a year-round basis and integrate the information we learn through these activities into our governance calendar, as reflected below.

EXECUTIVE COMPENSATION HIGHLIGHTS FOR 2017

Intel has a long-standing commitment to pay-for-performance. We compensate executive officers through arrangements that are designed to hold those officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. Our executive compensation programs are periodically reviewed and, when appropriate, adjusted to ensure that they continue to support Intel’s business goals and promote both current-year and long-term profitable growth of the company. No significant changes were made to our executive compensation programs for 2017.

•	The majority of cash compensation for our executive officers, as a group, is paid under our annual incentive cash plan with the annual payouts based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance.

•	Equity awards—consisting in 2017 of variable performance-based outperformance restricted stock units (OSUs) and restricted stock units (RSUs)—align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on both absolute and relative total stockholder return (TSR). For 2017, 80% of the annual equity award value granted to executive officers was comprised of OSUs, up from 60% in 2016.

•	In setting executive officer compensation, the Compensation Committee considers various factors including the individual performance reviews of our executive officers, scope of the executive officer’s role and responsibilities and the compensation levels in a “peer group”; for 2017 the peer group consisted of 15 technology companies and 10 other large companies.

•	Total compensation for each executive officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

Review annual meeting results, determine any next step actions, and plan post-annual meeting stockholder engagement Post-annual meeting stockholder meetings Incorporate input from stockholder meetings into annual meeting planning Conduct pre-annual meeting investor meetings to answer questions and obtain investor feedback SUMMER FALL WINTER SPRING ANNUAL STOCKHOLDER MEETING

10	Proxy Statement Highlights	2018 PROXY STATEMENT

CEO PERFORMANCE AND INCENTIVE PAY MIX

This chart illustrates that approximately 93% of the 2017 total direct compensation granted by the Compensation Committee to our CEO was in programs that vary the level of payout based on company and individual performance, and thus was “at risk.”

CORPORATE GOVERNANCE AT INTEL

Intel understands that corporate governance practices evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the company. Some of our governance practices include the following:

WHAT WE DO

Proxy access for stockholders

Strong independent Lead Director

Actively seek diverse board candidates and seek to cap average director tenure at 10 years

Claw-back policy included in our annual incentive cash plan and equity incentive plan

Robust stock ownership guidelines for all officers and directors

Annual Say-on-Pay vote and biennial vote on equity compensation plan

Permit stockholders to call special meetings

A portion of every executive’s and employee’s compensation linked to corporate responsibility factors since 2008

Board oversight of robust investor engagement program, including environmental, social and governance (ESG) issues

WHAT WE DON’T DO

No combined CEO and Chairman

No supermajority voting requirements

No plurality voting for directors in uncontested elections

No change in control compensation arrangements

No hedging of Intel stock by executives or directors

No adoption of a “poison pill” unless approved or ratified by stockholders

No unlimited maximum incentive payouts

No staggered Board elections

2018 PROXY STATEMENT	Proxy Statement Highlights	11

1 [FN: Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” or “All Other Compensation” as included in the Summary Compensation Table on page [XX].]

PROXY STATEMENT	INTEL CORPORATION 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2018 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in “Annual Meeting Proposals and Voting Recommendations.” We made this proxy statement available to stockholders beginning on April 5, 2018.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the 10 individuals listed below to serve as directors. Our nominees include eight independent directors, as defined in the rules for companies traded on the Nasdaq Global Select Market* (Nasdaq), and two Intel officers: Brian M. Krzanich, who became our Chief Executive Officer in May 2013, and Andy D. Bryant, who currently serves as Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. Mr. Bryant became Chairman of the Board at the 2012 Annual Stockholders’ Meeting, and Aneel Bhusri became the independent Lead Director of the Board in May 2017. Prior to Mr. Bhusri, John Donahoe served in that role from May 2016 until May 2017, when Mr. Donahoe left the Board.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting and until his or her successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). You can vote to “abstain,” but that vote will not have an effect in determining the election results. For more information, see “Additional Meeting Information, Voting During the Meeting” below. Each of our director nominees currently serves on the Board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and the Board of Directors Guidelines on Significant Corporate Governance Issues (Corporate Governance Guidelines), each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “FOR” the election of each of the following nominees.

12	Proposal 1: Election of Directors	2018 PROXY STATEMENT

LEAD DIRECTOR AGE: 52 DIRECTOR SINCE: 2014 OTHER CURRENT PUBLIC BOARDS: Workday, Inc. and Pure Storage, Inc.

EXPERIENCE

Aneel Bhusri has been CEO at Workday, Inc., a provider of enterprise cloud applications for human resources and finance headquartered in Pleasanton, California, since May 2014. Mr. Bhusri has served as a director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-CEO from September 2009 to May 2014, and as Chairman from January 2012 to May 2014. He was also a partner at Greylock Partners, a venture capital firm, from 1999 to 2015, and currently serves as an advisory partner. Before co-founding Workday in 2005, Mr. Bhusri worked for PeopleSoft from 1993 to 1999, holding a number of leadership positions, including Senior Vice President responsible for product strategy, business development, and marketing, and served as vice chairman of the board from 1999 to 2004. Mr. Bhusri received an MBA from Stanford University and holds bachelor’s degrees in electrical engineering and economics from Brown University. He is a Crown Fellow at the Aspen Institute and serves on the board of directors of Pure Storage, Inc.

SKILLS & EXPERTISE

Mr. Bhusri brings to the Board senior leadership, cloud computing expertise, human capital and operational experience from his experience as CEO and chairman of an enterprise cloud applications company, his prior work in product, marketing, and business development of another human resources application company, and his role as partner of several venture capital firms. Mr. Bhusri’s more than 20 years of experience in enterprise software innovation and cloud computing brings depth to the Board in areas that are important to Intel’s business and in today’s connected world, including the identification and development of emerging technologies.

CHAIRMAN AGE: 67 DIRECTOR SINCE: 2011 OTHER CURRENT PUBLIC BOARDS: Columbia Sportswear Company and McKesson Corporation

EXPERIENCE

Andy D. Bryant has been Chairman of the Board of Directors of Intel since May 2012. Mr. Bryant served as Vice Chairman of the Board of Directors of Intel from July 2011 to May 2012. Mr. Bryant joined Intel in 1981, became Chief Financial Officer (CFO) in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear Company and McKesson Corporation.

SKILLS & EXPERTISE

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. In his role leading the Technology and Manufacturing Group, Mr. Bryant was responsible for manufacturing, human resources, information technology, and finance, and gained experience in emerging technologies and business models. Mr. Bryant has regularly attended Intel Board meetings for more than 18 years in his capacity as CFO and CAO, and has direct experience as a board member through his service on other public company boards. After evaluating the Board’s corporate governance guideline regarding retirement of corporate officers, the Board determined to re-nominate Mr. Bryant because it believes that Mr. Bryant continues to be best positioned to support the independent directors through his service as a key member and Chairman of the Board with strong leadership skills and financial experience. The Board believes that Mr. Bryant’s contributions since becoming Chairman in 2012 and his expertise and experience are invaluable to the Board in the current climate. The Board, therefore, decided to nominate Mr. Bryant for an additional term as a director and Chairman of the Board.

2018 PROXY STATEMENT	Proposal 1: Election of Directors	13

AGE: 70 DIRECTOR SINCE: 2001

EXPERIENCE

Reed E. Hundt has been a Principal of REH Advisors, LLC, a strategic advice firm in Washington, D.C., since 2009, and CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. From 1998 to 2009, Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins LLP, an international law firm. Mr. Hundt currently provides advisory services to Covington & Burling LLP, an international law firm.

SKILLS & EXPERTISE

As an advisor to and an investor in telecommunications companies and other businesses on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, which opened markets in 69 countries to competition and reduced barriers to international investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight on legal and compliance matters, and his board service with numerous other companies, including Inteliquent, Inc., Ligado Networks LLC, SmartSky Networks, LLC, Making Every Vote Count, and The Climate Reality Project, where he is on the audit committee, provides cross-board experience and financial expertise. His work with a number of ventures involved in sustainable energy and the environment, including as founder and CEO of Coalition for Green Capital, provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

AGE: 62 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Medtronic plc

EXPERIENCE

Omar Ishrak has been Chairman and CEO of Medtronic plc, a global medical technology company, since 2011. Prior to joining Medtronic, Mr. Ishrak served as President and CEO of GE Healthcare Systems, a comprehensive provider of medical imaging and diagnostic technology and a division of GE Healthcare, from 2009 to 2011. Mr. Ishrak was President and CEO of GE Healthcare Clinical Systems from 2005 to 2008 and President and CEO of GE Healthcare Ultrasound. Mr. Ishrak is a member of the Board of Trustees of the Asia Society, a leading educational organization dedicated to promoting mutual understanding and strengthening partnerships among peoples, leaders, and institutions of Asia and the United States in a global context.

SKILLS & EXPERTISE

Mr. Ishrak brings senior leadership, strategic, and global expertise to the Board from his current position as CEO and his long history of success as a global executive in the medical technology industry. From his role at Medtronic, Mr. Ishrak has extensive experience identifying and developing emerging technologies and has overseen a number of strategic acquisitions, enabling him to bring business development and mergers and acquisitions (M&A) experience to the Board. Mr. Ishrak also provides technical, human capital and brand marketing expertise from his role as a leader of a global medical technology company.

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AGE: 57 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: Deere & Company

EXPERIENCE

Brian M. Krzanich has been a director and CEO of Intel since May 2013. Mr. Krzanich joined Intel in 1982. He became a Corporate Vice President in May 2006, serving until 2010 as Vice President and General Manager of Assembly and Test. He was Senior Vice President and General Manager of Manufacturing and Supply Chain from 2010 to 2012. He was appointed Executive Vice President and Chief Operating Officer in 2012, responsible for Intel’s global manufacturing, supply chain, human resources, and information technology operations. Mr. Krzanich is a member of Deere & Company’s board of directors.

SKILLS & EXPERTISE

As our CEO and a senior executive officer with over 35 years of service with Intel, Mr. Krzanich brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of the company. As CEO, Mr. Krzanich is directly responsible for Intel’s strategy and operations, including the development of Intel’s business model and identifying emerging technologies, and plays a critical role in developing top talent at Intel.

AGE: 63 DIRECTOR SINCE: 2018 OTHER CURRENT PUBLIC BOARDS: General Electric Company and Hess Corporation

EXPERIENCE

Dr. Risa Lavizzo-Mourey has been the Robert Wood Johnson Foundation PIK Professor of Population Health and Health Equity at the University of Pennsylvania in Philadelphia, Pennsylvania, since 2018. Dr. Lavizzo-Mourey was President and Chief Executive Officer of the Robert Wood Johnson Foundation, the nation’s largest healthcare-focused philanthropic organization, based in Princeton, New Jersey, from 2003 to 2017, and Senior Vice President of that organization from 2001 to 2003. She previously held various appointments at the University of Pennsylvania Medical School, including Sylvan Eisman Professor of Medicine and Health Care Systems from 1995 to 2001, Director of the Institute on Aging from 1994 to 2002, and Chief of Geriatric Medicine from 1986 to 1992. Dr. Lavizzo-Mourey also held several government positions, including Deputy Administrator of the Agency for Health Care Research and Quality from 1992 to 1994, Co-Chair of the White House Health Care Reform Task Force from 1993 to 1994, and membership on a number of federal advisory committees. She received her MD from Harvard Medical School and MBA from the Wharton School of Business of the University of Pennsylvania. Dr. Lavizzo-Mourey serves on the board of directors of General Electric Company and Hess Corporation. She is also a member of the National Academy of Medicine and the American Philosophical Society, and is on the Board of Fellows at Harvard Medical School.

SKILLS & EXPERTISE

Dr. Lavizzo-Mourey brings senior leadership, strategy, human capital and talent development expertise to the Board from her leadership of the largest public health philanthropy in the United States for almost 15 years and, before that, serving for 15 years as a distinguished professor and administrator at the University of Pennsylvania. She also brings to the Board government experience from her various government appointments. Dr. Lavizzo-Mourey’s board service with other public companies also provides cross-board experience.

2018 PROXY STATEMENT	Proposal 1: Election of Directors	15

AGE: 54 DIRECTOR SINCE: 2016

EXPERIENCE

Dr. Tsu-Jae King Liu has held a distinguished professorship endowed by TSMC in the Department of Electrical Engineering and Computer Sciences at the University of California, Berkeley since July 2014. Dr. Liu has also served as Vice Provost, Academic and Space Planning, at UC Berkeley since October 2016, and she previously served as Associate Dean for Academic Planning and Development, College of Engineering during 2016, and Chair of the Department of Electrical Engineering and Computer Sciences from July 2014 to June 2016. Dr. Liu has nearly 20 years of experience in higher education in a range of faculty and administrative roles, including as Associate Dean for Research in the College of Engineering. Her achievements in teaching and research have been recognized by a number of awards, most recently the Semiconductor Research Corporation Aristotle Award. Dr. Liu served on the board of the Center for Advancing Women in Technology from October 2014 to May 2016. She received her bachelor of science, master’s degree, and PhD in Electrical Engineering from Stanford University.

SKILLS & EXPERTISE

As a scholar and educator in the field of nanometer-scale logic and memory devices, including advanced materials, process technology, and devices for energy-efficient electronics, Dr. Liu brings to the Board industry and technical experience directly related to Intel’s semiconductor device research and development, and manufacturing.

AGE: 51 DIRECTOR SINCE: 2017

EXPERIENCE

Gregory D. Smith has been CFO since 2012 and Executive Vice President, Enterprise Performance and Strategy since 2017 at The Boeing Company (Boeing), the world’s largest aerospace company. In his roles at Boeing, Mr. Smith is responsible for the company’s overall financial and strategic management, including the company’s financial reporting, long-range business planning, and program management. Additionally, he oversees Business Operations, Controller, Corporate Development, Strategy, Treasury, and other corporate functions and enterprise projects with the overall goal of accelerating innovation and driving market-based affordability efforts across the company. He also leads Boeing Capital Corporation, the company’s global financing arm. Mr. Smith’s portfolio also includes executing the company’s new three business unit strategy with the launch of Boeing Global Services in July 2017, the One Boeing integration of the company’s organizations and initiatives, and assisting the chairman and CEO in setting enterprise goals and developing the senior leadership team. Mr. Smith previously served at Boeing as CFO, Executive Vice President, Corporate Development and Strategy from February 2015 to June 2017; Executive Vice President, CFO from February 2012 to February 2015; Vice President of Finance and Corporate Controller from February 2010 to February 2012; and Vice President of Financial Planning and Analysis from June 2008 to February 2010. Prior to that, he served for four years as Vice President of Global Investor Relations at Raytheon Company.

SKILLS & EXPERTISE

As Executive Vice President, Enterprise Performance and Strategy of the world’s largest aerospace company, Mr. Smith brings to the Board senior leadership, financial, strategic, operational, human capital and global expertise. He has budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis, capital commitment planning, competitive analysis and benchmarking, investor relations, and mergers and acquisitions experience from his work as Boeing’s CFO. Mr. Smith also brings substantial international and business development experience to the Board from his corporate development and strategy role at Boeing. He has continuing experience in dealing with foreign governments, including on issues related to market access and the regulation of business and investment. Mr. Smith also brings operational experience to the Board, having held a number of leadership roles at Boeing in supply chain, factory operations and program management.

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AGE: 43 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Electronic Arts Inc.

EXPERIENCE

Andrew Wilson is the CEO of Electronic Arts Inc. (EA), a global leader in digital interactive entertainment. He joined EA in May 2000. He has served as the CEO and a director of EA since September 2013. During his tenure as CEO, EA has launched groundbreaking new games and services, reached record player engagement levels across its global franchises, and transformed into one of the world’s leading digital entertainment companies. Prior to his appointment as CEO, Mr. Wilson held several leadership positions at EA, including Executive Vice President of EA SPORTS beginning August 2011. Mr. Wilson also serves as chairman of the board for the World Surf League.

SKILLS & EXPERTISE

Mr. Wilson brings senior leadership, international, human capital and emerging technologies and business models experience to the Board from his position as CEO of a global, digital entertainment company. In addition, Mr. Wilson’s 17-plus years of experience in a variety of leadership positions at EA provides the Board significant sales, marketing and brand management experience and industry and technical experience.

AGE: 54 DIRECTOR SINCE: 2009 OTHER CURRENT PUBLIC BOARDS: PayPal Holdings, Inc.

EXPERIENCE

Frank D. Yeary has been Executive Chairman of CamberView Partners, LLC, an advisory firm in San Francisco, California providing corporate governance and stockholder engagement advice to public companies, since 2012. From 2008 to 2012, Mr. Yeary was Vice Chancellor of the University of California, Berkeley, where he oversaw changes to the university’s financial and operating strategy. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions, and a member of the Management Committee at Citigroup Investment Banking. Mr. Yeary is also Principal at Darwin Capital Advisors LLC, a private investment firm based in San Francisco, California. Within the past five years, Mr. Yeary has served as a member of the board of directors of eBay. Mr. Yeary is a member of the board of directors of PayPal Holdings, Inc.

SKILLS & EXPERTISE

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions, and experience attracting and retaining strong senior leaders. Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise and his service on the board of PayPal and his past service as a member of the board of eBay provides the Board with insight into best practices in corporate governance and stockholder engagement. In addition, as co-founder of Level Money, Mr. Yeary has first-hand experience identifying and developing business models.

Charlene Barshefsky, David Pottruck, and David Yoffie will retire from the Board as of the 2018 Annual Stockholders’ Meeting, after 14 years, 20 years, and 29 years of valuable service, respectively.

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DIRECTOR SKILLS, EXPERIENCE, AND BACKGROUND

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The Board then determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s complex activities. Our Board is committed to actively seeking quality women and minority director candidates for consideration. As set forth in our Corporate Governance Guidelines, the committee and the Board periodically review and assess the effectiveness of their practices used in considering potential director candidates.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

SENIOR LEADERSHIP EXPERIENCE

Directors who have served in senior leadership positions are important to us, since they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

GLOBAL/INTERNATIONAL EXPERIENCE

We are a global organization with research and development, manufacturing, assembly, and test facilities, and sales and other offices in many countries. In addition, the majority of our revenue comes from sales outside the United States. Because of these factors, directors with global experience can provide valuable business and cultural perspective regarding many important aspects of our business.

INDUSTRY AND IT/TECHNICAL EXPERIENCE

Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful for understanding our research and development efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

FINANCIAL EXPERTISE

Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing, and investing activities, as well as our financial reporting and internal controls.

HUMAN CAPITAL EXPERIENCE

Because the market for senior technology leaders is extremely competitive, experience attracting and retaining top talent, particularly in high demand areas such as cloud computing, artificial intelligence, graphics processing units, virtual reality, and autonomous driving, can be an important skill for the Board to have.

OPERATING AND MANUFACTURING EXPERIENCE

Because we are a leader in the design and manufacturing of advanced integrated digital technology platforms, understanding of and experience with manufacturing and other operational processes is a valuable asset to the Board.

SALES, MARKETING, AND BRAND MANAGEMENT EXPERIENCE

Directors with sales, marketing, and brand management experience can provide expertise and guidance as we seek to grow sales and enhance our brand.

EMERGING TECHNOLOGIES AND BUSINESS MODELS EXPERIENCE

Emerging technologies and business models can rapidly disrupt even the most well-thought-out strategy, particularly for technology companies. Directors who have experience identifying and developing emerging technologies and business models can be valuable assets to the Board.

BUSINESS DEVELOPMENT AND M&A EXPERIENCE

Directors with a background in business development and M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make” vs. “buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, valuing transactions, and assessing management’s plans for integration with existing operations.

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GOVERNMENT, LEGAL, AND REGULATORY EXPERIENCE

Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education. Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

PUBLIC COMPANY BOARD EXPERIENCE

Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a public company board to the CEO and other senior management personnel, the legal and regulatory landscape in which public companies must operate, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

Listed below are the skills and experience that we consider important for our director nominees in light of our current business strategy and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

DIRECTORS SKILLS MATRIX

Senior Leadership Experience	●	●		●	●	●		●	●
Global/International Experience		●	●	●	●			●	●
Industry and IT/Technical Experience	●	●	●		●		●		●
Financial Expertise		●						●		●
Human Capital Experience	●	●		●	●	●		●	●	●
Operating and Manufacturing Experience		●		●	●			●
Sales, Marketing, and Brand Management Experience				●					●
Emerging Technologies and Business Models Experience	●	●		●	●				●	●
Business Development and M&A Experience	●		●	●				●		●
Government, Legal, and Regulatory Experience			●			●
Public Company Board Experience	●	●	●	●	●	●			●	●

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DIRECTOR TENURE

The Board believes that a mix of long- and short-tenured directors ensures an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess and the fresh perspectives contributed by newer directors. Our Corporate Governance Guidelines provide that as an alternative to term limits, the Board seeks to maintain an average tenure of 10 years or less for the independent directors as a group.

If each independent director nominee is elected to the Board, after the 2018 Annual Stockholders’ Meeting, our independent directors will have served an average of 4.3 years on the Board, and six out of eight of our independent directors will have been on the Board for less than that period of time. Overall, our Board, including both independent and employee directors, will have an average tenure of 4.6 years. We believe that this mix of tenure on the Board represents a diversified “portfolio” of new perspectives and deep institutional knowledge.

BOARD DIVERSITY AND REFRESHMENT

Our Board is committed to actively seeking quality women and minority director candidates for consideration. Representation of gender, ethnic, geographic, cultural, or other diverse perspectives expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees, governments, and other stakeholders worldwide. As part of our ongoing commitment to creating a balanced Board with diverse viewpoints and deep industry expertise, we regularly add new directors to infuse new ideas and fresh perspectives in the boardroom.

Our directors reflect diverse perspectives, including a complementary mix of skills, experience, and backgrounds that we believe are paramount to our ability to represent your interests as stockholders. In the last two years, five new directors have been elected to the Board. If each director nominee is elected to the Board, after the 2018 Annual Stockholders’ Meeting, 50% of the Board would be gender, racially, and nationality diverse.

BOARD EVALUATIONS

We are committed to providing transparency to our Board and committee evaluation process. The Chairman of the Board or independent Lead Director, leads the Board’s self-evaluation process, which requires each director to complete a comprehensive evaluation of the performance of both the Board as a whole and, to the extent applicable, the committees on which the director serves. The results of the directors’ evaluations, supplemented with third-party data, provide the Lead Director with valuable insight regarding areas where the Board feels it functions effectively, and more importantly, areas where the Board believes it can improve. Based on the input generated by its own members, our Board can adapt and evolve to meet new opportunities as they arise and to continue its critical work in safeguarding the interests of our stakeholders through effective corporate governance.

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CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

Chairman of the Board: Andy D. Bryant

Chief Executive Officer: Brian M. Krzanich

Independent Lead Director: Aneel Bhusri

Board Leadership Structure. We separate the roles of Board Chairman and CEO to aid in the Board’s oversight of management. This policy is embodied in the Board’s published Guidelines on Significant Corporate Governance Issues (also referred to in this proxy statement as our Corporate Governance Guidelines), and has been in effect since the company began operations.

Andy D. Bryant has served as Board Chairman since May 2012. Mr. Bryant has never served as CEO. The independent directors selected Mr. Bryant to serve as Chairman because they determined that Mr. Bryant’s extensive experience at Intel and familiarity with Intel’s operations and management structure, as well as the Board’s confidence in Mr. Bryant’s guidance and ability to support the Board in fulfilling its oversight responsibilities, uniquely positioned Mr. Bryant to fulfill the Chairman’s responsibilities.

Chairman Responsibilities. Although Mr. Bryant is an executive of Intel, he and our CEO, Brian M. Krzanich, each report directly to the Board and have different responsibilities. Mr. Krzanich, as Intel’s CEO, develops, reports to the Board on and oversees implementation of our business strategy and is responsible for leading the company and managing its operations. As Chairman, Mr. Bryant serves as the liaison between the Board and management. Working with the Board’s independent Lead Director and with our CEO, Mr. Bryant helps to develop the Board’s meeting agendas and leads Board meetings so that they are both productive and efficient. His responsibilities include making sure that the Board receives timely information about important aspects of and developments affecting the company, serving as a resource for and advisor to senior management, and supporting the Board oversight of the company’s risk management, compliance, and other governance functions.

The independent directors unanimously elected to waive the director retirement provisions in our Corporate Governance Guidelines to extend Mr. Bryant’s service as a corporate officer and director beyond age 65, and to waive the provision of our Bylaws that limits the tenure of the Chairman to no more than two three-year terms, extending Mr. Bryant’s term for one more year as Chairman. The independent directors approved these extensions to provide the company with leadership continuity, particularly at a time of significant Board refreshment.

Lead Director Responsibilities. Following his unanimous election by the independent directors, Aneel Bhusri has served as independent Lead Director since May 2017. The duties and responsibilities of the independent Lead Director, as provided in our Bylaws and the Board’s Charter of the Lead Director, include:

•	serving as Chairman of the Board at meetings of the Board of Directors when the Chairman is not present;

•	serving as Chairman of the Executive Committee and as Chairman or Co-Chairman of the Corporate Governance and Nominating Committee of the Board of Directors;

•	developing the agendas for and serving as Chairman of the executive sessions of the Board’s independent directors and, if different, the Board’s non-employee directors;

•	advising the Chairman as to the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

•	assisting the Board of Directors, the Board’s Corporate Governance and Nominating Committee, and the officers of the company in implementing and complying with the Board’s Corporate Governance Guidelines;

•	approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

•	calling and presiding at meetings of the independent directors;

•	approving the retention of advisors and consultants who report directly to the Board;

•	recommending to the Corporate Governance and Nominating Committee and to the Chairman the membership of the various Board Committees, as well as the selection of committee chairmen; and

•	serving as a liaison for consultation and direct communication with stockholders.

The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.

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THE BOARD’S ROLE IN RISK OVERSIGHT AT INTEL

One of the Board’s important functions is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

•	macro-economic risks, such as inflation, deflation, reductions in economic growth, or recession;
•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;
•	event risks, such as natural disasters or cybersecurity incidents; and
•	business-specific risks related to strategy and competition, product demand, global operations, manufacturing, cybersecurity and privacy, intellectual property, litigation and regulatory compliance, corporate responsibility and sustainability, and corporate governance risks.

Not all risks can be dealt with in the same way. Some risks may be readily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a decision may be made that a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

RISK ASSESSMENT RESPONSIBILITIES AND PROCESSES

THE BOARD The full Board has primary responsibility for risk oversight. The Board executes its oversight duties through: Assigning specific oversight duties to the Board committees Periodic briefing and informational sessions by management on: The types of risks the company faces Enterprise risk management: risk identification, mitigation, and controlFor most enterprise risk management issues, such as cybersecurity risks, the Board receives timely reports from management or the appropriate Board committee regarding its review of issues. In some cases, such as risks regarding new technology and product acceptance, risk oversight is addressed as part of the full Board’s regular oversight of strategic planning. COMMITTEES AUDIT Oversees issues related to internal control over financial reporting and major operational risk issues FINANC Oversees issues related to the company’s risk tolerance in cash-management investments COMPENSATION Oversees issues related to risk in the company’s compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company MANAGEMEN Management is primarily responsible for: Identifying risk and risk controls related to significant business activities Mapping the risks to company strategy Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk With respect to the risk assessment of the company’s compensation programs, management is primarily responsible for: Reviewing all significant compensation programs, focusing on programs with variable payouts Assessing the company’s executive and broad-based compensation and benefits programs to determine whether the programs’ provisions and operation create undesired or unintentional material risk The risk assessment process:Includes a review of compensation program policies and practices, risk identification and control procedures, the balance of risk reward, and the significance and risks posed by compensation programs on the company’s overall strategy Takes into account compensation terms and practices that aid in controlling risk, including the compensation mix, payment periods, claw-back provisions, and stock ownership guideline

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DIRECTOR INDEPENDENCE AND TRANSACTIONS CONSIDERED IN INDEPENDENCE DETERMINATIONS

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of Nasdaq: Mr. Bhusri, Mr. Hundt, Mr. Ishrak, Dr. Lavizzo-Mourey, Dr. Liu, Mr. Pottruck, Mr. Smith, Mr. Wilson, Mr. Yeary, and Dr. Yoffie. Because Mr. Krzanich and Mr. Bryant are employed by Intel, they do not qualify as independent. John J. Donahoe and James D. Plummer, who served as directors until the 2017 Annual Stockholders’ Meeting, were each determined to be independent during the time they served on the Board. Ambassador Barshefsky was determined to be independent until December 31, 2017.

The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

•	The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•	The director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•	The director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years any of the executive officers of the company served on the compensation committee of such other entity; or

•	The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC), as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under the Nasdaq standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Transactions Considered in Independence Determinations. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management and considered transactions that occurred since the beginning of 2015 between Intel and entities associated with the independent directors or members of their immediate families. The Board considered the transactions in the context of the Nasdaq objective standards, the special standards established by the SEC and Nasdaq for members of audit and compensation committees, and the special SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on this review, as required by the Nasdaq rules, the Board made a subjective determination that, based on the nature of the directors’ relationships with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence, except as discussed below for Ambassador Barshefsky. The Board’s independence determinations took into account the following transactions:

2018 PROXY STATEMENT	Corporate Governance	23

Business Relationships. Each of our non-employee directors or one of his or her immediate family members is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from each of these entities constituted less than the greater of $200,000 or 1% of each of Intel’s and the recipient’s annual revenue, respectively, in each of the past three years, except as discussed below.

•	Ambassador Barshefsky is a Partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale). Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation from the firm that is generated by or related to our payments to the firm. Intel engages a number of law firms, and has engaged WilmerHale in various significant matters since 1997, before Ambassador Barshefsky joined either the firm or Intel’s Board. Recognizing that proxy advisory firms have questioned professional advisory relationships between companies and a director’s firm, the Board carefully reviewed the nature of Intel’s engagement of WilmerHale and the services rendered, including the expertise and relevant experience of the firm, the firm’s and specific partners’ knowledge of Intel and its business and past legal engagements, and the fees paid in such engagements, and determined that, prior to December 31, 2017, Ambassador Barshefsky’s service on Intel’s Board would not impair Intel’s ability to engage WilmerHale when Intel determined such engagements to be in the best interest of Intel and its stockholders. The Board is satisfied that WilmerHale, when engaged for legal work, is chosen by Intel’s legal group on the basis of the directly relevant factors of experience, expertise, and efficiency. Prior to December 31, 2017, the fees and expenses paid to WilmerHale represented less than 5% of the firm’s annual revenue in each of the past three years, and represented less than 0.1% of Intel’s revenue in each year. After considering these fees and expenses and being briefed on the policies and procedures that WilmerHale has instituted to confirm that Ambassador Barshefsky has no professional involvement or financial interest in Intel’s dealings with the firm, the Board (with Ambassador Barshefsky recused) unanimously determined that Intel’s professional engagement of WilmerHale did not impair Ambassador Barshefsky’s independence, until December 31, 2017 when it was determined that the fees and expenses paid to WilmerHale represented more than 5% of the firm’s 2017 annual revenue.

•	Mr. Bhusri is CEO and director of Workday, Inc. (Workday), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Workday, which primarily related to human resource management solutions contract and software subscription services, and Mr. Bhusri’s position as CEO and executive director at Workday. The fees paid Workday represented less than 2.5% of Workday’s annual revenue in each of the past three years, and represented less than 0.03% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Workday do not impair Mr. Bhusri’s independence.

•	Mr. Bhusri was a member of the board of directors of Cloudera, Inc. (Cloudera) until December 2016, a company with which Intel holds over 10% ownership interest and engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cloudera, which primarily related to subscription licenses and software support services, and Mr. Bhusri’s position as a non-management director at Cloudera. The fees paid Cloudera represented less than 3.6% of Cloudera’s annual revenue in each of 2016 and 2015 years, and represented less than 0.02% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Cloudera do not impair Mr. Bhusri’s independence.

•	Dr. Plummer is a member of the board of directors of Cadence Design Systems (Cadence), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cadence, which primarily related to electronic design automation software services, and technology contracts, and Dr. Plummer’s position as a non-management director at Cadence. The fees paid Cadence represented less than 5.4% of Cadence’s annual revenue in each of the past three years, and represented less than 0.2% of Intel’s revenue in each year. After considering these fees, the Board unanimously determined that Intel’s business transactions with Cadence do not impair Dr. Plummer’s independence.

Charitable Contributions. Dr. Lavizzo-Mourey, Dr. Liu, Mr. Pottruck, Dr. Yoffie, or one of their immediate family members is serving, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than $120,000 in each of the past three years, as discussed below.

•	Dr. Liu is a Professor, Department of Electrical Engineering and Computer Sciences and Vice Provost, Academic and Space Planning at UC Berkeley. The Intel Foundation contributed less than $65,100 in each of the past three years to match Intel employee charitable contributions to UC Berkeley, amounting to less than 0.001% of UC Berkeley’s consolidated annual revenue for each of the past three years.

•	Mr. Pottruck is a Senior Fellow, Advisory Board Member, and Lecturer at the Wharton School of Business of the University of Pennsylvania, and Dr. Lavizzo-Mourey is a Professor at of the University of Pennsylvania. The Intel Foundation contributed less than $28,000 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

24	Corporate Governance	2018 PROXY STATEMENT

•	Dr. Yoffie is a Professor at Harvard Business School, the graduate business school of Harvard University. The Intel Foundation contributed less than $24,000 in each of the past three years to match Intel employee charitable contributions to Harvard University, amounting to less than 0.001% of Harvard’s consolidated annual revenue for each of the past three years.

CORPORATE GOVERNANCE GUIDELINES

Intel has long maintained a set of governance guidelines, titled the Board of Directors Guidelines on Significant Corporate Governance Issues. The Corporate Governance and Nominating Committee reviews the guidelines periodically and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

These guidelines, which investors may find on our website at www.intel.com/governance, address, among other matters, the following Board practices:

WHAT WE DO

Separate Chair and CEO positions and appoint either independent Lead Director or independent Chair

Annual self-evaluations for individual directors and the Board as a whole

Independent directors meet in executive session at least three times a year

Seek out women and minority candidates as well as candidates with diverse backgrounds, experiences, and skills as part of each Board search

Seek to cap average director tenure at 10 years

WHAT WE DON’T DO

No director may serve on more than four public company boards (including Intel), or more than three public company boards (including Intel) if also a public company CEO

No independent director is expected to stand for re-election after age 72 without prior Board approval

No restrictions on directors’ access to management or employees

DIRECTOR ATTENDANCE

The Board held six regularly scheduled meetings and three special meetings in 2017. As shown in the Board Committee chart below, committees of the Board also held a total of 24 meetings during 2017, with each committee holding a number of regularly scheduled and special meetings. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2017 (held during the period in which the director served). The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting, and all of the then-incumbent directors other than Ambassador Barshefsky attended the 2017 Annual Stockholders’ Meeting.

BOARD RESPONSIBILITIES AND COMMITTEES

Board Responsibilities. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	planning for CEO succession and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, strategy, operating plans, and other significant actions;

•	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

2018 PROXY STATEMENT	Corporate Governance	25

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each Board meeting, time is reserved for the independent directors to meet without the Chairman and CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have worldwide access to our employees outside of Board meetings. Board members are encouraged to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

The Board’s Role in Succession Planning. As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring and advising on management’s succession planning for other senior executives. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers.

Board Committees. The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee, and the Lead Director, has a written charter approved by the Board. We post each charter in the Corporate Governance section of our website at www.intc.com/committees-charters.

The following table identifies the current committee members. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with Nasdaq standards.

NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	EXECUTIVE	FINANCE
Charlene Barshefsky[1]					Chair
Aneel Bhusri			Co-Chair	Chair
Andy D. Bryant				●
Reed E. Hundt	●	●
Omar Ishrak[2]		●
Brian M. Krzanich				●
Risa Lavizzo-Mourey[2]
Tsu-Jae King Liu	●				●
David S. Pottruck[1]		Chair		●
Gregory D. Smith[2]	Chair				●
Andrew Wilson
Frank D. Yeary	●		Co-Chair
David B. Yoffie[1]		●	●
Number of Committee Meetings Held in 2017	9	5	7	—	3

[1]	Charlene Barshefsky, David Pottruck, and David Yoffie are retiring from the Board of Directors, with each of their terms expiring at the 2018 Annual Stockholders’ Meeting.
[2]	It is expected that at the conclusion of the 2018 Annual Stockholders’ Meeting, Omar Ishrak will become chair of the Compensation Committee, Risa Lavizzo-Mourey will join the Corporate Governance and Nominating Committee, and Gregory Smith will become chair of the Finance Committee.

26	Corporate Governance	2018 PROXY STATEMENT

AUDIT COMMITTEE

•	Assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions.

•	Responsible for appointing and retaining our independent registered public accounting firm, managing its compensation, and overseeing its work.

The Board has determined that each of Messrs. Smith and Yeary qualify as an “audit committee financial expert” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

COMPENSATION COMMITTEE

•	Reviews and determines salaries, performance-based incentives, and other matters related to the compensation of our executive officers.

•	Reviews and approves the performance measures and goals for our executive officers.

•	Reviews and grants equity awards to our executive officers.

•	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

•	Administers Intel’s equity incentive plans.

•	Reviews Intel’s programs and practices related to executive workforce diversity and the administration of executive compensation programs in a non-discriminatory manner.

The Compensation Committee is responsible for determining compensation for Intel executives (including our CEO and our Chairman), while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC (Farient), to provide input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient reports directly to the Compensation Committee and interacts with management at the committee’s direction. Farient did not perform work for Intel in 2017 except under its engagement by the Compensation Committee, and it provided the committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on this report and its discussions with Farient, the committee determined that Farient’s work in 2017 did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself and the Chairman of the Board. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/committees-charters).

2018 PROXY STATEMENT	Corporate Governance	27

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

•	Identifies, evaluates, and recruits individuals to become Board members.

•	Reviews matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

•	Annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

•	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

•	Reviews stockholder proposals and recommends actions on such proposals.

•	Advises the Board on compensation for our non-employee directors.

The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.” During 2017, the Board retained and paid fees to two third-party search firms to assist the Corporate Governance and Nominating Committee in the processes of identifying and evaluating potential Board candidates, consistent with the committee’s criteria. Our new director nominees were initially recommended to the Corporate Governance and Nominating Committee by an independent director (with respect to Mr. Wilson) and a third-party search firm (with respect to Dr. Lavizzo-Mourey).

In screening director candidates, regardless of whether they are identified by current Board members, stockholders, or third-party search firms, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen the Board to add a director with a certain type of background, experience, personal characteristics, or skills. In particular, the committee considers factors such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; international experience; age; and gender and ethnic diversity, which includes its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with this process, the committee also seeks input from Intel’s head of Global Diversity and Inclusion.

EXECUTIVE COMMITTEE

•	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

FINANCE

•	Advises the Board on capital structure decisions, including the issuance and management of debt and equity securities; and banking arrangements, including the investment of corporate cash.

•	Reviews and approves finance and other cash-management transactions.

28	Corporate Governance	2018 PROXY STATEMENT

CORPORATE RESPONSIBILITY AND INVESTOR ENGAGEMENT

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Our commitment to corporate responsibility and sustainability—built on a strong foundation of transparency, governance, and ethics—creates value for Intel and our stockholders by helping us mitigate risks, reduce costs, build brand value, and identify new market opportunities. We set ambitious goals for our company and make strategic investments to advance progress in the areas of environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact that benefit the environment and society. Through our technology we enable more people to harness the power of data to help address society’s most complex issues—from climate change and energy efficiency, to economic empowerment and human rights.

We have established formal board-level oversight responsibility for corporate responsibility and, since 2008, have linked a portion of employee and executive pay to corporate responsibility factors. A foundational element of our approach to corporate responsibility is our commitment to transparency. For more information, please see our most recent Corporate Responsibility Report and Diversity and Inclusion Report.

Environmental Sustainability. Driving to the lowest environmental footprint possible helps us achieve efficiency, lower costs, and respond to the needs of our customers and community stakeholders. We invest in conservation projects and set company-wide environmental targets, seeking to drive reductions in greenhouse gas emissions, energy use, water use, and waste generation. Since 2012, we have invested more than $185 million in approximately 2,000 energy conservation projects, resulting in annual cost savings of approximately $120 million and cumulative energy savings of more than 3 billion kilowatt hours. We are also working with others to apply Internet of Things technologies to environmental challenges such as climate change and water conservation.

Supply Chain Responsibility. Actively managing our supply chain creates business value for Intel and our customers by helping us reduce risks, improve product quality, achieve environmental and social goals, and raise the overall performance of our suppliers. Over the past five years, we have completed more than 450 supplier audits using the Responsible Business Alliance Code of Conduct standard and have expanded training and capacity-building programs with our suppliers. We actively collaborate with others and lead industry initiatives on key issues such as advancing responsible minerals sourcing, addressing risks of forced and bonded labor, and improving transparency around climate and water impacts in the global electronics supply chain.

Diversity and Inclusion. Building an inclusive workforce, industry, and ecosystem is critical to helping us attract and retain the talent needed to advance innovation and drive our business forward. We have committed $300 million to advance diversity and inclusion in our workforce and in the technology industry, and are making progress toward our goal to achieve full representation of women and underrepresented minorities in our U.S. workforce by 2018. We are increasing spending with diverse-owned suppliers with a goal of reaching $1.0 billion by 2020, and are investing in programs to create new career pathways into the technology industry.

Social Impact. Empowering people through technology and advancing social impact initiatives helps build trust with key external stakeholders and engages and supports the interests of our employees. Our employees actively share their expertise and skills through technology-related volunteer initiatives, and over the past 10 years have contributed more than 10 million hours of service in the communities where we operate.

INVESTOR ENGAGEMENT

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. During 2017, our integrated outreach team led by our Investor Relations group, Corporate Responsibility office, and the Corporate Secretary’s office, met to discuss a wide variety of issues with investors representing an aggregate of at least 35% of our outstanding shares. We believe that our approach to engaging openly with our investors on topics such as financial issues, corporate governance, executive compensation and corporate responsibility drives increased corporate accountability, improves decision making, and ultimately creates long-term value. We are committed to:

•	Accountability. Drive and support leading corporate governance and board practices to ensure oversight, accountability, and good decision making.

•	Transparency. Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.

•	Engagement. Proactively engage with stockholders and stakeholder groups in dialogue on a range of topics to identify emerging trends and issues to inform our thinking and approach.

2018 PROXY STATEMENT	Corporate Responsibility and Investor Engagement	29

In addition to our regular integrated outreach team engagements, we hold a series of meetings every year with many of our institutional stockholders and with socially responsible investor groups. We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, and issuing periodic reports on our activities. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance, and other topics of interest to our stockholders, such as our corporate responsibility activities discussed above. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and corporate governance practices.

HUMAN CAPITAL DEVELOPMENT

Given the highly technical nature of our business, our success depends on our ability to attract and retain talented and skilled employees. Our global workforce of 102,700 is highly educated, with approximately 87% of our people working in technical roles.

We invest in creating a diverse and inclusive environment where our employees can deliver their workplace best every day, and empower them to give back to the communities where we operate.

Growth and Development. We invest significant resources to develop the talent needed to keep the company at the forefront of innovation, delivering millions of hours of web-based and face-to-face training annually and providing rotational or temporary assignment development opportunities. Through our new “Managing at Intel” course, we are training every manager in the company in inclusive management practices and providing resources and tools to support them.

Communication and Engagement. We believe that our success depends on employees understanding how their work contributes to the company’s overall strategy. We use a variety of communications channels to facilitate open and direct communication, including open forums with our executives, quarterly Organizational Health Polls, and engagement through 30 different employee resource groups, including the Women at Intel Network.

Compensation and Benefits. We strive to provide benefits and services that help meet the varying needs of our employees—from working parents and those with eldercare responsibilities, to those in the military reserves. Our total rewards package provides highly competitive compensation, with the inclusion of stock grants, retirement benefits, generous paid time off, bonding leave, flexible work schedules, sabbaticals, on-site services, and more.

Health, Safety, and Wellness. Our ultimate goal is to achieve zero injuries through continued investment in and focus on our core safety programs and injury-reduction initiatives. We provide access to a variety of innovative, flexible, and convenient employee health and wellness programs, including on-site health centers and fitness classes and facilities.

COMMUNICATIONS FROM STOCKHOLDERS TO DIRECTORS

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.

30	Corporate Responsibility and Investor Engagement	2018 PROXY STATEMENT

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our non-employee directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group considered by the Compensation Committee in setting executive compensation for 2017 and consisted of 15 technology companies and 10 companies in Standard & Poor’s S&P 100* Index (S&P 100), as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2017.” The committee targets cash and equity compensation at the average of the director peer group.

For 2017, annual compensation for non-employee directors consisted of the following elements:

Board Fees
Cash retainer[1]	$90,000

Variable performance-based restricted stock units, which we refer to as “outperformance” restricted stock units (OSUs)	Targeted value of approximately $110,000

Restricted stock units (RSUs)	Targeted value of approximately $110,000

Committee Fees[1]
Audit Committee chair	$30,000

Compensation Committee chair	$20,000

Corporate Governance and Nominating Committee chair	$20,000

Executive Committee chair	$10,000

Finance Committee chair	$10,000

Non-chair Audit Committee member	$15,000

Non-chair Compensation Committee member	$10,000

Lead Director Fee[1]
Additional cash retainer	$40,000

[1]	Paid on a quarterly basis.

The Corporate Governance and Nominating Committee reviews director compensation on an annual basis, considering factors such as workload and market data. Intel does not pay its management directors for Board service in addition to their regular employee compensation.

2018 PROXY STATEMENT	Director Compensation	31

DIRECTOR COMPENSATION FOR FISCAL YEAR 2017

The following table details the compensation of Intel’s non-employee directors for the 2017 fiscal year.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2017 TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2,3] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation[4] ($)	Total ($)
Charlene Barshefsky[5]	100,000	210,000	—	—	310,000

Aneel Bhusri[6]	—	294,000	—	—	294,000

John J. Donahoe[4]	80,000	336,700	—	135,800	552,500

Reed E. Hundt	115,000	210,000	—	—	325,000

Omar Ishrak	97,500	184,200	—	—	281,700

Tsu-Jae King Liu	105,000	210,000	—	5,000	320,000

James D. Plummer[7]	52,500	210,000	—	—	262,500

David S. Pottruck	110,000	210,000	—	5,000	325,000

Gregory D. Smith	86,300	184,200	—	—	270,500

Andrew Wilson	30,000	166,200	—	3,000	199,200

Frank D. Yeary[5]	138,800	210,000	—	—	348,800

David B. Yoffie[8]	110,000	210,000	44,000	1,900	365,900

[1]	Consists of OSUs and RSUs valued at grant date fair values (computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 1.1% and a dividend yield of 2.9%. Grant date fair value of OSUs is calculated assuming volatility of 22.8%, risk-free rate of return of 1.5%, and a dividend yield of 2.9%. For additional information, see “Director Compensation; Equity Awards” below. Assumptions apply to all stock awards with the exception of those granted to Messrs. Ishrak and Smith, who each received awards in May 2017, and Mr. Wilson who received an award in November 2017. They each received prorated fees and stock awards to reflect a partial year of service. Each of their stock awards has the same vesting schedule as the annual awards granted to the other non-employee directors for 2017.
[2]	Stock awards granted to Messrs. Ishrak and Smith consist of OSUs and RSUs valued at grant date fair values (computed in accordance with ASC Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 1.2% and a dividend yield of 3.0%. Grant date fair value of OSUs is calculated assuming volatility of 22.6%, risk-free rate of return of 1.4%, and a dividend yield of 3.0%.
[3]	Stock awards granted to Mr. Wilson consist of OSUs and RSUs valued at grant date fair values (computed in accordance with ASC Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 1.5% and a dividend yield of 2.4%. Grant date fair value of OSUs is calculated assuming volatility of 20.9%, risk-free rate of return of 1.6%, and a dividend yield of 2.3%.
[4]	Because Mr. Donahoe retired from the Board in May 2017, all RSUs and OSUs granted to him in 2017, including RSUs granted in lieu of cash fees for Mr. Donahoe’s 2016 Board service, were canceled upon his retirement in accordance with the terms of his applicable non-employee director RSU grant agreement. Because the RSUs’ terms resulted in Mr. Donahoe forfeiting amounts attributable to his 2016 Board fees, the Corporate Governance and Nominating Committee approved the payment of Mr. Donahoe’s earned 2016 Board fees, in the amount of $135,800 in cash after his retirement, which is reported in the “All Other Compensation” column. The Intel Foundation made matching charitable contributions on behalf of Dr. Liu ($5,000), Mr. Pottruck ($5,000 ), Mr. Wilson ($3,000), and Dr. Yoffie ($1,900). Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds.
[5]	Ambassador Barshefsky and Mr. Yeary participated in the Cash Deferral Election, under which they each elected to defer their cash compensation until their respective retirement from the Board.
[6]	Includes 2,438 RSUs granted to Mr. Bhusri in 2017 in lieu of his annual cash retainer for 2016. Mr. Bhusri’s annual cash retainer, Lead Director fee, and committee chair/co-chair fees for 2017 were paid in the form of RSUs granted in 2018.
[7]	Dr. Plummer retired from the Board in May 2017. RSUs and OSUs granted in 2017 to Dr. Plummer were canceled upon his retirement in accordance with the terms of the applicable non-employee director RSU grant agreement.
[8]	Dr. Yoffie is the only current director covered by the Board’s retirement program, which ended in 1998. At that time, Dr. Yoffie was vested with the nine years he had served on the Board at that point. He will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon his departure from the Board. Payments will continue for nine years, or until his death, whichever is earlier. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2017 table represent the net actuarial change in pension value accrued under this program. Assumptions used in determining these changes include an interest rate of approximately 3.7%, a retirement age of 65 or current age if older, the RP2014 Mortality Tables, and an annual benefit amount of $90,000.

32	Director Compensation	2018 PROXY STATEMENT

RSUs in Lieu of Fees. Under the “RSUs in Lieu of Cash Election” program, non-employee directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). RSUs elected in lieu of payments in cash generally have the same vesting terms as the annual RSU grant to directors. This election is made year by year, and must be made in the tax year before the compensation will be earned. Under this program, in February 2017, Mr. Bhusri was granted 2,438 RSUs in lieu of cash and Mr. Donahoe was granted 3,678 RSUs in lieu of cash for their fees earned from January 1, 2016 to December 31, 2016. Because the RSUs’ terms resulted in Mr. Donahoe forfeiting amounts attributable to his 2016 Board fees, the Corporate Governance and Nominating Committee approved the payment of Mr. Donahoe’s earned 2016 Board fees, in the amount of $135,800 in cash after his retirement.

Annual Equity Awards. Each non-employee director received annual grants of OSUs and RSUs with a combined target value on the grant date of approximately $220,000, with the exception of Messrs. Ishrak and Smith, whose awards were each granted with a prorated combined target value on the grant date of approximately $183,300, and Mr. Wilson whose award was granted with a prorated combined target value on the grant date of approximately $146,700. The grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2017 table above differs from these amounts because of changes in the fair value of these awards between the date they were approved and the date they were granted. In addition, the fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting.

Outperformance restricted stock units (OSUs) are variable performance-based restricted stock units. On February 1, 2017, Intel granted OSUs with a target amount of 2,852 shares to each non-employee director, with the exception of Messrs. Ishrak and Smith, who were elected to the Board in March of 2017, and Mr. Wilson, who was elected to the Board in September of 2017. Messrs. Ishrak and Smith were granted OSUs with a target amount of 2,697 shares on May 2, 2017. Mr. Wilson was granted OSUs with a target amount of 1,532 shares on November 1, 2017. The grant date fair value of each director OSU grant was $107,300, with the exception of OSU grants to Messrs. Ishrak and Smith, which each had a grant date fair value of $96,600, and to Mr. Wilson, which had a grant date fair value of $87,100. Director OSUs granted in 2017 (including to Messrs. Ishrak, Smith and Wilson) vest in full on the 37-month anniversary of February 1, 2017 if the director is still serving at that time. If a director retires from the Board before the vesting date, is either 72 or older or has at least seven years of service on the Board, and was reelected to the Board at the next annual stockholders’ meeting following the grant of the OSUs, he or she will be able to retain the unvested awards. The number of shares of Intel common stock that a director receives from this grant will range from 0% to 200% of the target amount, subject to the same performance payout conditions that are applicable to OSUs granted to our listed officers, as discussed below under “Compensation Discussion and Analysis; OSU Awards.” Directors will not receive dividend equivalents on unvested OSUs granted in 2017.

Restricted stock units (RSUs) generally vest in equal annual installments over a three-year period from the grant date. On February 1, 2017, Intel granted each non-employee director 2,980 RSUs, with the exception of Messrs. Ishrak and Smith, who were granted 2,534 shares on May 2, 2017; and Mr. Wilson, who was granted 1,797 shares on November 1, 2017. All director RSUs granted in 2017 (including to Messrs. Ishrak, Smith, and Wilson) vest in equal annual installments over a three-year period from February 1, 2017. The grant date fair value of each director RSU grant was $102,700, with the exception of RSU grants to Messrs. Ishrak and Smith, which each had a grant date fair value of $87,600, and Mr. Wilson, which had a grant date fair value of $79,100. All RSU shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on the Board, provided that he or she was re-elected to the Board at the next annual stockholders’ meeting following the grant of the RSUs. Directors do not receive dividend equivalents on unvested RSUs.

Deferred Compensation Program. This program allows non-employee directors to defer their cash and equity compensation. Under the cash deferral program, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this cash deferral program. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel.

The equity deferral program allows directors to defer the settlement of their vested RSUs and OSUs until termination of service. Directors can elect to defer only RSUs, only OSUs, or both, but the election must be all-or-nothing with respect to the type of equity award, applying to all RSUs, all OSUs, or all equity awards granted during the year, as applicable. Directors do not receive dividends on deferred RSUs and OSUs except the terms of OSUs granted prior to 2017 generally provide that directors receive dividend equivalents on the final shares earned and vested, payable upon vesting in the form of additional shares. If a director elected to defer his or her OSUs granted prior to 2017, the settlement of these dividend equivalent shares will also be deferred along with the vested OSU shares, but further dividends are not earned or payable on any shares during the deferral period between vesting and settlement.

2018 PROXY STATEMENT	Director Compensation	33

OUTSTANDING EQUITY AWARDS FOR DIRECTORS

The following table provides information on the outstanding equity awards held at fiscal year-end 2017 by the non-employee directors who served during fiscal 2017, with OSUs shown at their target amount. Market value is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year.

OUTSTANDING EQUITY AWARDS FOR DIRECTORS AT FISCAL YEAR-END 2017 TABLE

	STOCK UNITS
Name	Unvested RSUs[1] (#)	Market Value of Unvested RSUs[2] ($)	Unvested OSUs[1] (#)	Market Value of Unvested OSUs[2] ($)
Charlene Barshefsky	6,431	296,900	7,892	364,300

Aneel Bhusri	10,875	502,000	7,892	364,300

John J. Donahoe[3]	—	—	5,040	232,600

Reed E. Hundt	6,431	296,900	7,892	364,300

Omar Ishrak	2,534	117,000	2,697	124,500

Tsu-Jae King Liu	4,030	186,000	4,122	190,300

James D. Plummer[3]	—	—	5,040	232,600

David S. Pottruck	6,431	296,900	7,892	364,300

Gregory D. Smith	2,534	117,000	2,697	124,500

Andrew Wilson	1,797	82,900	1,532	70,700

Frank D. Yeary	6,431	296,900	7,892	364,300

David B. Yoffie	6,431	296,900	7,892	364,300

[1]	Vested but deferred awards are excluded from this column. Awards in this column may vest and become payable, or may be retained by the director, upon the director’s retirement from the Board, depending on the director’s age or length of service.
[2]	The market value of vested but deferred awards is excluded from this column.
[3]	Mr. Donahoe and Dr. Plummer left the Board in May 2017. RSUs and OSUs granted to them prior to 2017 became vested under applicable retirement vesting terms, but the OSUs included in this table have not yet been settled and remain outstanding, as they have not yet completed the applicable performance periods for calculating the final OSU payouts.

Non-Employee Director Stock Ownership Guidelines. Intel’s stock ownership guidelines state that each non-employee director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, they must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs and unvested RSUs do not count toward this requirement. Deferred OSUs and RSUs count toward this requirement once they vest. As of December 30, 2017, each non-employee director nominee had met these ownership guidelines or still had time to do so.

Equipment. Intel provides each non-employee director a laptop computer for personal use and offers each director the use of other equipment employing Intel® technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

34	Director Compensation	2018 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or a greater than 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•	any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2017, there were no related-person transactions under the relevant standards.

2018 PROXY STATEMENT	Certain Relationships and Related Transactions	35

CODE OF CONDUCT

Our Code of Conduct applies to our directors with respect to their Intel-related activities, as well as to our executive officers and all other employees. We expect our directors, executives, and other employees to avoid any activity that is or has the appearance of being a conflict of interest with Intel. This includes not engaging in activities that compete with or are adverse to Intel, or that interfere with the proper performance of duties or responsibilities to Intel, and not using confidential company information, company assets, or their position at Intel for personal gain in violation of our policy.

Directors and executive officers must inform us of any situation that may be perceived as a conflict of interest with Intel, and the Board oversees the resolution of any potential conflicts. The Board oversees resolution of any conflict or apparent conflict involving a director or executive officer, and may enlist the Legal Department to determine whether a conflict exists, and if so, how to resolve it. Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. Our Code of Conduct is posted on our website at www.intel.com. We intend to disclose future amendments to certain portions of the Code of Conduct or waivers of such provisions granted to executive officers and directors on the website within four business days following the date of such amendment or waiver.

36	Code of Conduct	2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 26, 2018, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 26, 2018” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 26, 2018 (which are shown in the columns to the right). Our listed officers are the seven current and former executive officers identified below in the “Compensation Discussion and Analysis” section of this proxy statement.

Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 26, 2018		Percent of Class	Number of Shares Subject to Options Exercisable as of February 26, 2018 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 26, 2018
The Vanguard Group, Inc.	342,257,408	(1)	7.3

BlackRock, Inc.	295,278,936	(2)	6.3

Directors and Executive Officers
Andy D. Bryant, Chairman of the Board	469,439	(3)	**	—	3,031

Diane M. Bryant, Former Group President, Data Center Group	315,246	(4)	**	204,300	—

Brian M. Krzanich, Chief Executive Officer	264,084		**	—	13,381

Stacy J. Smith, Former Group President, Manufacturing, Operations and Sales	217,480	(5)	**	—	—

David B. Yoffie, Director	188,255	(6)	**	—	3,213

Charlene Barshefsky, Director	123,522	(7)	**	—	3,213

David S. Pottruck Director	119,188	(8)	**	—	3,213

Reed E. Hundt, Director	82,280		**	—	3,213

Frank D. Yeary, Director	68,898	(9)	**	—	3,213

Robert H. Swan, Executive Vice President, Chief Financial Officer	68,710	(10)	**	—	—

Navin Shenoy, Executive Vice President, General Manager, Data Center Group	42,613		**	—	21,651

Dr. Venkata (Murthy) Renduchintala, Group President, Client and Internet of Things Businesses and System Architecture Group, Chief Engineering Officer	31,511		**	—	29,272

Aneel Bhusri, Director	16,384	(11)	**	—	—

Tsu-Jae King Liu, Director	2,044		**	—	—

Omar Ishrak, Director	1,280		**	—	—

Gregory D. Smith, Director	1,255	(12)	**	—	—

Andrew Wilson, Director	599	(13)	**	—	—

Risa Lavizzo-Mourey, Director	—	(14)	**	—	—

All current directors and executive officers as a group (16 individuals)	1,480,062	(15)	**	—	83,400

**	Less than 1%
[1]	As of December 31, 2017, based on information set forth in a Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355.

2018 PROXY STATEMENT	Security Ownership of Certain Beneficial Owners and Management	37

[2]	As of December 31, 2017, based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2018 by BlackRock, Inc. BlackRock, Inc.’s business address is 55 East 52nd St., New York, NY 10055.
[3]	Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter. Mr. Bryant disclaims beneficial ownership of these shares. Also includes 1,148 shares held jointly with Mr. Bryant’s spouse for which Mr. Bryant shares voting and investment power.
[4]	Represents Ms. Bryant’s holdings, including the number of shares subject to RSUs and stock options that became exercisable or vested within 60 days, as of December 1, 2017, her last date of employment.
[5]	Represents Mr. Smith’s holdings, including the number of shares subject to RSUs and stock options that became exercisable or vested within 60 days, as of January 31, 2018, his last date of employment.
[6]	Includes 129,114 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.
[7]	Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky. Also includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.
[8]	Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.
[9]	Includes 52,548 shares held in a family trust for which Mr. Yeary shares voting and investment power.
[10]	Includes 3,364 shares held in family trust for which Mr. Swan shares voting and investment power.
[11]	Includes 9,262 deferred but vested RSUs held by Mr. Bhusri.
[12]	Includes 410 shares held in a revocable trust by Mr. Smith’s spouse.
[13]	Mr. Wilson became a director on September 13, 2017.
[14]	Dr. Lavizzo-Mourey became a director on March 14, 2018.
[15]	Excludes Ms. Bryant and Mr. Smith as they were not executive officers as of November 2017.

38	Security Ownership of Certain Beneficial Owners and Management	2018 PROXY STATEMENT

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. Representatives of Ernst & Young attended all meetings of the Audit Committee in 2017 except those meetings specifically related to litigation and subject to attorney-client privilege.

Independence of Ernst & Young. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules.

Regular Rotation of Primary Engagement Partner. In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed in 2015, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2014. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Pre-Approval Policies. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

Factors Considered in Deciding to Re-Engage Ernst & Young. The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, including statutory audits and various regulatory certification items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

Why We Are Asking Stockholders to Ratify Our Selection of Ernst & Young. As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented during the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Ernst & Young Expected to Attend Annual Meeting. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement.

2018 PROXY STATEMENT	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	39

ERNST & YOUNG LLP’S FEES FOR 2017 AND 2016

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2017 and 2016. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, as described in the “Report of the Audit Committee” in this proxy statement.

	2017 Fees ($)	2016 Fees ($)
Audit Services	26,059,000	21,871,000

Audit-Related Services	1,031,000	1,123,000

Tax Services	1,944,000	2,127,000

All Other Services	90,000	90,000

Total	29,124,000	25,211,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2018.

40	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	2018 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

During 2017, four non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations and the company’s ethical standards. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services.

In accordance with Audit Committee policy and legal requirements, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee. The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of our independent auditor. The Audit Committee believes that the continued retention of Ernst & Young as our independent auditor is in the best interests of our stockholders.

The Audit Committee has reviewed and discussed with management its assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 30, 2017, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 30, 2017, which Intel filed with the SEC on February 16, 2018.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2017 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to

2018 PROXY STATEMENT	Report of the Audit Committee	41

be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 30, 2017.

Audit Committee

Greg Smith, Chairman

Frank D. Yeary

Reed E. Hundt

Tsu-Jae King Liu

42	Report of the Audit Committee	2018 PROXY STATEMENT

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes, and narrative in this proxy statement.

As a matter of good corporate governance, in 2009 Intel voluntarily began to provide stockholders with an advisory “say on pay” vote on executive compensation. In 2011, Section 14A of the Securities Exchange Act of 1934, as amended, made this practice mandatory for U.S. public companies. In addition, at Intel’s 2017 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt (and maintain) a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2019.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

2018 PROXY STATEMENT	Proposal 3: Advisory Vote to Approve Executive Compensation	43

COMPENSATION DISCUSSION AND ANALYSIS

2017 LISTED OFFICERS

Brian M. Krzanich

Chief Executive Officer

Andy D. Bryant

Chairman of the Board

Robert (“Bob”) H. Swan

Executive Vice President

and Chief Financial Officer

Dr. Venkata S.M. (“Murthy”) Renduchintala

Executive Vice President

Group President, Client and Internet of Things

Businesses and System Architecture Group, and Chief Engineering Officer

Navin Shenoy

Executive Vice President

General Manager, Data Center Group

Diane M. Bryant

Former Group President

Data Center Group

Stacy J. Smith

Former Group President

Manufacturing, Operations and Sales

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of four sections:

•	Executive Summary—Highlights of compensation for our executive leadership team;

•	Investor Engagement and the “Say on Pay” Vote—A discussion of the 2017 “say on pay” results;

•	2017 Compensation of Our Listed Officers—Details on our executive compensation programs and the individual compensation of our listed officers; and

•	Other Aspects of Our Compensation Programs—A discussion of our compensation framework, our use of peer group data, and other policies and processes related to our executive compensation programs.

Our 2017 listed officers reflect recent retirements and our evolving business strategy. After 32 years of service at Intel, Ms. Bryant retired in December 2017, and after 29 years of service at Intel, Mr. Smith retired in January 2018. Both Ms. Bryant and Mr. Smith ceased being executive officers in November 2017.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

EXECUTIVE SUMMARY

LISTED OFFICER PAY

Intel’s executive compensation program is designed to complement our strategy to drive a Virtuous Cycle of Growth by:

•	aligning the interests of executives with those of stockholders;

•	incentivizing executives to drive business performance over both the short and long term;

•	providing total compensation designed to attract and retain the best talent in the industry; and

•	maintaining competitive benefits to support our executives, allowing them to maximize attention and optimize time in pursuit of building stockholder value.

Equity. The majority of compensation for Intel’s listed officers, approximately two-thirds, is delivered in the form of stock-based compensation, designed to create long-term alignment with our stockholders. This is primarily in the form of performance-based restricted stock units (referred to as “OSUs” or “outperformance stock units”) that vest based on Intel’s total stockholder return (TSR) as measured against the S&P 500 Information Technology Index over a three-year period, driving a focus on delivering a superior return for stockholders. The remainder is in the form of time-based restricted stock units (referred to as “RSUs”). Additionally, listed officers are subject to robust stock ownership requirements that further reinforce alignment with stockholders over the long term.

44	Compensation Discussion and Analysis	2018 PROXY STATEMENT

Cash. The next largest portion of a listed officer’s compensation is the annual incentive cash payout, which is based on a combination of annual company-wide financial goals and specific business unit objectives. We believe that alignment of annual financial and operational goals incentivizes the achievement of results that should ultimately drive stockholder value creation, and further enhances the link between pay and performance for our listed officers and other executives. The remaining components of our listed officers’ total direct compensation consists of a competitive base salary and quarterly incentive cash.

Benefits. In addition to the elements of total direct compensation (salary, quarterly and annual incentive cash payments, and long-term stock-based compensation), we provide a competitive benefits package that includes health care, retirement benefits, financial planning, life insurance, and other programs that are designed to allow executives to maximize time and attention on activities designed to increase stockholder value.

We believe that the sum of these components enables Intel to attract and retain the very best talent.

BUSINESS PERFORMANCE AND PAY

We are a world leader in the design and manufacturing of essential technologies that power the cloud and an increasingly smart, connected world. We offer computing, networking, data storage, and communications solutions to a broad set of customers spanning multiple industries. We are now in the midst of a corporate transformation as we grow beyond our traditional PC and server businesses into data-rich markets addressing the explosive demands to process, analyze, store, and transfer data. The transformation is well underway, with our data-centric businesses representing an increasing share of our overall revenue. Our vision is to build a smart and connected world that runs on Intel® solutions. This vision is supported by our commitment to corporate responsibility and our relentless pursuit of Moore’s Law. As we enter Intel’s 50th year in business, we continue to follow the advice of Intel co-founder Bob Noyce: “Don’t be encumbered by history, go off and do something wonderful.”

2017 was another record year for Intel and shows we have made progress on our shift from being primarily a PC-centric company to a data-centric company. We achieved record revenue in 2017 and strong operating income growth and bottom line results. Our growth was primarily driven by our data-centric businesses, while our PC-centric business exceeded our expectation and continues to be a source of profit, cash flow, scale, and intellectual property. The strategic investments we have made in data-rich markets like memory, programmable solutions, and autonomous driving are starting to pay off and are becoming an increasingly larger portion of our business.

All results shown below are our reported GAAP results.

	2017	2016	Change
Revenue	$62.8 billion	$59.4 billion	6%

Gross Margin	62.3%	60.9%	1.4	pts

Operating Income	$17.9 billion	$12.9 billion	39%

Net Income	$9.6 billion	$10.3 billion	(7)%

Earnings Per Share	$1.99	$2.12	(6)%

2017 vs. 2016

We have achieved record revenue two years in a row, with 2017 revenue of $62.8 billion, up $3.4 billion, or 6%, from 2016. After adjusting for the Q2 2017 divestiture of the Intel Security Group (ISecG), revenue grew 9% from 2016. The increase in revenue was primarily driven by strong performance across our data-centric businesses, which collectively grew 16% year over year after adjusting for ISecG. We saw revenue growth across our Data Center Group (DCG), Internet of Things Group (IOTG), Non-Volatile Memory Solutions Group (NSG), and Programmable Solutions Group (PSG) businesses, and 2017 revenue includes $210 million from our newly acquired Mobileye business. The increase in revenue was partially offset by $1.6 billion from the divestiture of ISecG and by a change to the Intel Inside® program in 2017. As discussed on page 8 and below, 2017 net income and earnings per share reflect the impact of Tax Reform.

PAY FOR PERFORMANCE

The annual incentive cash plan, based on the financial and operational performance for 2017, resulted in a corporate average payout of 116% of the annual incentive cash target, as compared with the 2016 payout of 101% of target.

2018 PROXY STATEMENT	Compensation Discussion and Analysis	45

INVESTOR ENGAGEMENT AND THE 2017 “SAY ON PAY” VOTE

In 2017, we received approximately 94% support for our “say on pay” vote, similar to the prior year. We have a robust year-round stockholder engagement program which is discussed in detail on page 29 under the caption “Investor Engagement.” In the first quarter of each year (including in 2017), our outreach occurs prior to the distribution of our annual proxy statement materials and is focused on executive compensation, stockholder proxy statement proposals, and corporate governance topics. Based on such discussions with stockholders, we believe that stockholders’ “say on pay” support in 2017 was primarily the result of our efforts to hold executive officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. The Board believes that our 2017 “say on pay” results and the positive input received through our engagement efforts are an affirmation of the structural soundness of our executive compensation programs. During the last several months of 2017, and prior to the date of this proxy statement in 2018, we pursued multiple avenues for investor engagement, including in-person and teleconference meetings with our stockholders. No significant changes have been made to the structure of our executive compensation programs in light of our 2017 “say on pay” results—our annual and long-term incentive programs remain substantially the same for 2018.

2017 COMPENSATION OF OUR LISTED OFFICERS

PERFORMANCE AND INCENTIVE PAY FOR 2017

The principal elements of our pay-for-performance philosophy include a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components.

•	The competition for executive talent in the technology sector is significant. The Compensation Committee believes that a competitive total compensation target is critical to attract, retain, and reward the executive talent crucial to driving value for stockholders. To that end, total compensation is designed to be competitive with a peer group of companies all vying for the top technical talent in the world. Adjustments to each individual’s pay position take into account our desire to compensate our executive officers based upon performance, while fairly balancing internal and external pay equity considerations among executive roles.

•	Total direct compensation opportunities are designed so that the substantial majority of pay is variable or “at risk,” with value derived from company business performance or stock price performance over the long term.

•	To further align our executive officers’ interests with those of our stockholders, the committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

•	By using financial measures such as net income growth and TSR, our incentive plans provide a clear and quantifiable link to the creation of long-term stockholder value.

•	To further link the long-term interests of management and stockholders, Intel has established stock ownership guidelines that specify a number of shares that executive officers must accumulate and hold.

CEO COMPENSATION MIX

Our executive compensation programs are periodically refined so that they support Intel’s business goals and promote both near- and long-term profitable growth of the company. As illustrated below, approximately 93% of targeted total direct compensation for Mr. Krzanich in 2017 was “at risk,” consisting of approximately 72% equity and 21% incentive cash. Only 7% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and business results.

46	Compensation Discussion and Analysis	2018 PROXY STATEMENT

LISTED OFFICERS’ TOTAL DIRECT COMPENSATION MIX

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executive officers with financial and operational results, and with TSR. Variable cash compensation payouts under our annual incentive cash plan were based on measures of absolute and relative financial performance, company performance relative to operational goals, and individual performance.

The bar chart below shows the components of total direct compensation for each listed officer, as a percentage of the total. For most of our listed officers, this is comprised of: base salary; quarterly and annual incentive cash; and RSUs and OSUs granted in the year.

TOTAL DIRECT COMPENSATION CHART—LISTED OFFICERS

[1]	Excludes new hire bonuses for Mr. Swan and Mr. Renduchintala.
[2]	Excludes Mr. Shenoy’s retention grant and cash award given in December 2017.
[3]	Excludes Ms. Bryant’s separation payment.

OTHER ELEMENTS OF PAY FOR 2017

Our listed officers’ compensation for 2017 reflects a number of event-driven compensation arrangements. For Mr. Swan and Dr. Renduchintala, a portion of their 2017 compensation was comprised of their installments of new-hire sign-on cash awards originally awarded in part to offset compensation forgone when these executives separated from their prior employers to join Intel. In addition, Mr. Shenoy’s 2017 compensation includes promotional and retention stock grants, as well as a retention cash payment. A portion of Ms. Bryant’s 2017 compensation relates to payments and benefits received under her retirement agreement.

2018 PROXY STATEMENT	Compensation Discussion and Analysis	47

2017 INCENTIVE COMPENSATION PAYOUTS

INCENTIVE CASH COMPENSATION

The corporate average payout percentage under the annual incentive cash plan for 2017 was 116% of the annual incentive cash target, compared to 101% in 2016. The Compensation Committee decided to use net income, as adjusted for the one-time tax impacts from the recognition of provisional estimates associated with the December 22, 2017 enactment of the U.S. Tax Cuts and Jobs Act (Tax Reform), for purposes of facilitating a better comparison of our current operating performance to that of prior years. Intel’s adjusted net income was up from the previous year, and was supported by strong performance under the operational measures. The link between our financial performance and the listed officers’ annual incentive cash plan is illustrated in the following graph, which shows how the average annual incentive cash payments have varied based on Intel’s net income, and for 2017 adjusted net income, results.

TOTAL RETURN PERFORMANCE

[1]	Adjusted net income was used for 2017.

The chart above shows our GAAP net income results for each year, except with respect to fiscal 2017 results, which is adjusted net income and excludes the one-time tax impacts from Tax Reform. See the reconciliation of this non-GAAP measure to the comparable GAAP measure in Appendix A of this proxy statement.

INCENTIVE EQUITY COMPENSATION

For the January 2014 through January 2017 performance period, OSUs vested at 200%, reflecting that Intel’s TSR was 26 percentage points above the peer group median TSR over the performance period. The total payout, including dividend equivalents accrued on earned shares, was 217.1% of target. These payouts are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2017 table on page 67.

48	Compensation Discussion and Analysis	2018 PROXY STATEMENT

ALIGNMENT OF PRINCIPAL ELEMENTS OF PAY-FOR-PERFORMANCE

In 2017, the Compensation Committee requested that Farient, the Compensation Committee’s independent consultant, assess the relationship between our CEO’s compensation and long-term performance for our stockholders. In addition to conducting a number of pay-for-performance tests typically relied upon by proxy advisors, Farient used its pay-for-performance alignment model to test the alignment of our CEO’s average annualized performance-adjusted compensation (which includes salary, actual annual incentive cash payments, and the performance-adjusted value of long-term incentives) and performance, as indicated by TSR, over time. In doing so, Farient compared our CEO’s average annualized performance-adjusted compensation over successive three-year rolling periods to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our peer group (excluding Alphabet, Amazon, Apple, Facebook, and Oracle, which Farient determined are affected by founder CEO pay practices or are skewed by mega-grant equity awards to the CEO in a particular year that result in an outlier situation).

As indicated by the chart below, Farient determined that there is a strong relationship between our CEO’s average annualized performance-adjusted compensation and our company’s TSR. Specifically, when our TSR is higher, our CEO’s performance-adjusted compensation is higher, and conversely, when our TSR is lower, our CEO’s performance-adjusted compensation is lower. In addition, Farient’s analysis indicated that our CEO’s average annual performance-adjusted compensation, considering our company’s size and the performance we delivered, has been and continues to be reasonable. Farient considers performance-adjusted compensation to be reasonable for companies that generally pay CEOs, on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient deems to be acceptable for the performance achieved based on a company’s size and performance. Based on the alignment model, Farient concluded that our company shows a strong relationship between pay and performance compared to our peers.

Source: Farient analysis

2018 PROXY STATEMENT	Compensation Discussion and Analysis	49

INTEL’S COMPENSATION BEST PRACTICES

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

WHAT WE DO

Performance-based compensation that uses a variety of performance measures and performance periods

Substantial majority of pay is at risk, based on a mix of absolute and relative financial and stock price performance metrics

Robust stock ownership guidelines for all executive officers

Claw-back policy that applies to our annual incentive cash plan and equity incentive plan

Annual Say-On-Pay vote and biennial vote on equity compensation plan

Substantial majority of pay is at risk, based on a mix of absolute and relative financial and stock price performance metrics

Annual compensation review and risk assessment

Limit on maximum incentive payouts

WHAT WE DON’T DO

No change in control compensation arrangements

No tax gross-ups (except for business expenses such as relocation costs)

No special retirement plans exclusively for executive officers

No hedging of Intel stock by executives or directors

No liberal share recycling under the equity incentive plan

No employment agreements (outside of the new hire context)

No repricing or exchange of underwater options without stockholder approval

2017 CASH COMPENSATION

In January of each year, the Compensation Committee conducts a robust review of external market data, individual and company performance, and management recommendations and makes adjustments to compensation accordingly. In connection with that review, the committee made the following cash compensation changes for 2017, for each listed officer. These changes are summarized in the tables that follow.

Mr. Krzanich. The committee increased Mr. Krzanich’s base salary by 10% to $1,380,000 and increased his annual incentive cash target by 3% to $3,600,100. The committee determined that these adjustments were appropriate in light of Mr. Krzanich’s exceptional individual performance in the prior fiscal year and after a review of relevant market data. These determinations bring Mr. Krzanich’s total direct compensation fully in line with the market range for the CEO position. Mr. Krzanich’s actual annual incentive cash payment for 2017 was $4,992,200, up 41% from the previous year, as a result of stronger corporate business performance and a 20% individual performance-based adjustment in recognition of Mr. Krzanich leading the company’s strategic transformation and driving record results in 2017.

Mr. Bryant. The committee decided to maintain Mr. Bryant’s base salary of $500,000 flat from the previous year, when he transitioned his role toward focusing primarily on supporting and guiding the Board as Chairman and reducing his day-to-day involvement with management and business operational matters. The committee also kept his annual incentive cash target unchanged at $943,100. Mr. Bryant’s actual annual incentive cash payout for 2017 was $1,090,800, down 7% from the previous year, despite stronger corporate business performance, as a result of the reduction of Mr. Bryant’s base salary and annual incentive cash target in 2016 commensurate with the reduction of his employment-related activities.

Mr. Swan. The committee decided to maintain Mr. Swan’s base salary flat from the prior year at $850,000 and to increase Mr. Swan’s annual incentive cash target by 34% to $1,500,200. The committee determined that this adjustment was appropriate because of the critical role that Mr. Swan plays in developing and implementing Intel’s business strategy and helping to drive the company’s financial performance. Mr. Swan’s actual annual incentive cash payment for 2017 was $2,080,200 as a result of strong corporate business performance and a 20% individual performance-based adjustment. The committee determined to apply the 20% individual performance-based adjustment in recognition of his strong leadership in driving earnings-per-share growth in 2017, leading the company’s investor relations strategy, and guiding the execution of mergers and acquisitions activities. Mr. Swan also received a cash payout of $1,750,000 in 2017, the second of three installments of his sign-on award, made to him in part to offset compensation forgone when he separated from his prior employer to join Intel. The remaining installment will be paid in 2018, on the second anniversary of his hire date, subject to his continued employment with Intel.

50	Compensation Discussion and Analysis	2018 PROXY STATEMENT

Dr. Renduchintala. The committee increased Dr. Renduchintala’s base salary by 6% to $954,000 and increased his annual incentive cash target by 6% to $2,226,100. Dr. Renduchintala’s actual annual incentive cash payment for 2017 was $2,574,800, up 21%, as a result of strong corporate business performance. Dr. Renduchintala also received a cash payment of $2,700,000 in 2017, the third and final installment of his sign-on award, made to him in part to offset the cash compensation forgone when he separated from his prior employer to join Intel.

Mr. Shenoy. During 2017, Mr. Shenoy was promoted from Senior Vice President to Executive Vice President, and appointed as an executive officer. As a result of his promotion, Mr. Shenoy’s base salary was increased to $750,000 and his annual incentive target was increased to $1,237,500. Mr. Shenoy’s actual incentive cash payment for 2017 was $1,132,000, which reflects a proration of his award based on his different incentive target levels during 2017 (first, as a Senior Vice President and thereafter as an Executive Vice President). Finally, in connection with his appointment as an executive officer, Mr. Shenoy received a cash award of $2,000,000, subject to claw-back if he voluntarily resigns employment with Intel or is terminated for cause prior to December 31, 2019, as discussed in more detail below under “Other Agreements” in this proxy statement.

Ms. Bryant. Prior to Ms. Bryant’s retirement, the committee increased her base salary by 28% to $833,600 and increased her annual incentive cash target by 79% to $1,875,600 to bring her cash compensation in line with our other Executive Vice Presidents. Ms. Bryant’s actual annual incentive cash payment for 2017 was $2,038,200, up 131% from 2016, due to a significant increase in her target, strong corporate business performance, and full-year service credit pursuant to her retirement agreement. Finally, Ms. Bryant received a $4,500,000 separation payment pursuant to her retirement agreement, as discussed in more detail below under “Other Agreements” in this proxy statement.

Mr. Smith. The committee increased Mr. Smith’s base salary by 4% to $833,600 and increased his annual incentive cash target by 4% to $1,875,600. Mr. Smith’s actual annual incentive cash payment for 2017 was $2,169,400, up 19% from the previous year, as a result of stronger corporate business performance.

BASE SALARY

The table below shows the ending annualized base salary for our listed officers for 2017, as compared with 2016, with the exception of Mr. Shenoy, who was not a listed officer in 2016.

Name	2017 Base Salary ($)	2016 Base Salary ($)	% Change 2017 vs. 2016
Brian M. Krzanich	1,380,000	1,250,000	10%

Andy D. Bryant	500,000	500,000	—

Robert H. Swan	850,000	850,000	—

Venkata (Murthy) Renduchintala	954,000	900,000	6%

Navin Shenoy	750,000	n/a	n/a

Diane M. Bryant	833,600	650,000	28%

Stacy J. Smith	833,600	800,000	4%

2018 PROXY STATEMENT	Compensation Discussion and Analysis	51

ANNUAL INCENTIVE CASH PLAN TARGETS AND PAYMENTS

The table below shows the ending target annual incentive for our listed officers under our annual incentive cash plan in 2017, as compared with 2016, with the exception of Mr. Shenoy, who was not a listed officer in 2016.

Name	2017 Annual Incentive Cash Target Amount ($)	2016 Annual Incentive Cash Target Amount ($)	% Change 2017 vs. 2016
Brian M. Krzanich	3,600,100	3,500,000	3%

Andy D. Bryant	943,100	943,000	—

Robert H. Swan	1,500,200	1,122,000	34%

Venkata (Murthy) Renduchintala	2,226,100	2,100,000	6%

Navin Shenoy	1,237,500	n/a	n/a

Diane M. Bryant	1,875,600	1,050,000	79%

Stacy J. Smith	1,875,600	1,800,000	4%

ANNUAL INCENTIVE CASH FORMULA DETAILS

The annual incentive cash payout percentage that can be earned is based on a weighted average of three corporate performance components: an absolute financial component (25% weighting), a relative financial component (25% weighting), and an operational performance component (50% weighting). The Compensation Committee assigned a 50% weighting to operational performance because it views operational excellence and technological leadership as ultimately driving superior financial performance. Operational performance for business unit leaders is based on business-unit-specific goals and is intended to drive a sharper focus on key strategic initiatives, increase visibility into those initiatives, and enhance accountability. Generally, for corporate-level officers (including all of our listed officers other than Mr. Shenoy and Ms. Bryant), operational performance is based on the average of 10 business units’ scores that may be adjusted by our CEO at his discretion, as permitted under the annual incentive cash plan. Officers who lead a business unit (Mr. Shenoy and Ms. Bryant in 2017) receive the operational score for their business unit. All operational performance goals are subject to adjustment based on corporate-level goals that for 2017 related to hiring and retaining of diverse (women and under-represented minorities) talent. Following the end of fiscal year 2017, the Compensation Committee reviewed and certified the annual incentive cash plan performance results and determined the final cash payouts. Payouts may be adjusted upward or downward based on individual performance.

For 2017, the plan’s formula yielded an annual incentive cash payout of 116% of target, calculated as shown below, reflecting stronger financial performance. For all listed officers other than Mr. Shenoy and Ms. Bryant, the payout was based on the corporate average performance on the operational components. Achievement scores for the operational goals are derived from a process for tracking and evaluating performance; while some goals are quantitative, some goals have non-quantitative measures that require a degree of subjective evaluation. Over the past five years, corporate average operational goals have scored between 90% and 122%, with an average result of 103%, reflecting strong accomplishments in the Programmable Solutions Group, Internet of Things Group, Sales and Marketing Group, and Client Computing Group. Ms. Bryant’s award is based on the performance goals established for the Data Center Group, which she led for a portion of 2017. As such, her annual incentive cash payout was 109% of target. Mr. Shenoy’s award is based on the performance goals established for the Client Computing Group for the five-month period he led the group and on the performance goals of the Data Center Group for the seven-month period he led that group. As such, his annual incentive cash payout for the period he led the Client Computing Group was 122% of target, and his annual incentive cash payout for the period he led the Data Center Group was 109% of target. Finally, in recognition of their individual achievements in 2017 as discussed above, the Compensation Committee determined to apply a 20% individual performance-based adjustment to the annual cash plan performance results for Mr. Krzanich and Mr. Swan.

52	Compensation Discussion and Analysis	2018 PROXY STATEMENT

For more information on how the three performance components are measured and on the plan’s formula, see the discussion in “Executive Compensation; 2017 Operational Goals for Incentive Cash Programs; Annual Incentive Cash” on page 66 of this proxy statement.

The table below illustrates the calculation of the annual incentive cash payout for 2017 and describes the factors affecting 2017 payouts.

ANNUAL INCENTIVE CASH CALCULATION (IN MILLIONS)

Absolute Financial Performance	25%	2017 Intel adjusted net income $15,045 ÷ 2016 Intel net income $10,316 =	146%

		Intel’s adjusted net income increased to $15,045 in 2017, compared with $10,316 in 2016.

Relative Financial Performance	25%	2017 Intel adjusted net income growth of 146% ÷ 2017 peer group adjusted net income growth of 120% =	122%

		Intel’s adjusted net income increased 46% year over year, compared with 20% adjusted net income growth for the technology peer group, yielding a score of 122% for 2017, compared to 88% for 2016.

Operational Performance	50%	Operational performance corporate average =	97%

		For 2017, business-unit specific goals were linked to performance in several key areas, including financial performance, product development, and launch roadmaps. Individual business unit results ranged from 78% to 117% in 2017. The corporate average operational performance was 97%, compared with 113% achievement in 2016. For 2017, there was no adjustment for corporate-level goals.

Payout (as a percentage of target): (146% x 25%) + (122% x 25%) + (97% x 50%) = 116%

The following table details the annual incentive cash payments for each listed officer for 2016 and 2017 (except for Mr. Shenoy, who was not a listed officer in 2016), reflecting the year-over-year changes resulting from the higher annual incentive cash payout for 2017 and the changes in the annual incentive cash target amounts discussed previously.

Name	2017 Annual Incentive Cash Payment ($)	2016 Annual Incentive Cash Payment ($)	% Change 2017 vs. 2016
Brian M. Krzanich	4,992,200	3,546,700	41%

Andy D. Bryant	1,090,800	1,170,500	(7)%

Robert H. Swan[1]	2,080,200	1,136,800	83%

Venkata (Murthy) Renduchintala	2,574,800	2,128,000	21%

Navin Shenoy	1,132,000	n/a	n/a

Diane M. Bryant	2,038,200	882,100	131%

Stacy J. Smith	2,169,400	1,824,000	19%

[1]	Mr. Swan was hired in October 2016 and as a result, his 2016 Annual Incentive Cash Payment was pro-rated accordingly to $284,200.

QUARTERLY INCENTIVE CASH PAYMENTS

The listed officers also participate in our company-wide quarterly incentive cash payments, which deliver cash compensation to employees based on Intel’s profitability. In 2017, quarterly incentive cash payments represented approximately 1% of the listed officers’ total direct compensation. Payouts are communicated as extra days of cash compensation, with executives typically receiving the same number of days of pay as the company’s employees. However, with respect to the second quarter of 2017, executive officers, including the listed officers, received smaller quarterly incentive cash payments relative to other company employees. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Payments earned in 2017 represented 20.8 days of compensation per employee generally, and 20.3 days of compensation for each of our listed officers, up from 17.8 days in 2016. The payouts included one day of compensation for 2017 and two days of compensation for 2016 resulting from Intel’s achievement of its customer satisfaction goals.

2018 PROXY STATEMENT	Compensation Discussion and Analysis	53

2017 ANNUAL EQUITY AWARDS

In January of each year, the Compensation Committee conducts a robust review of external market data, individual and company performance, expected future contributions, and management recommendations and makes annual equity grants accordingly. In 2017, the committee decided to change the mix of equity-based awards from 60% OSUs and 40% RSUs to 80% OSUs and 20% RSUs (other than for Mr. Bryant, as discussed below). The committee determined to increase the proportion of performance-based awards to further focus executives on driving stockholder return and to increase the percentage of our executives’ total direct compensation that is performance-based. The committee made the following equity grants for each listed officer in 2017, a summary of which is shown in the table on page 55.

Mr. Krzanich. Mr. Krzanich was granted an annual equity award with an approved target value of $13,500,000 in 2017, a 13% increase over his 2016 grant. The committee determined to increase his annual equity award in recognition of Mr. Krzanich’s exceptional individual performance in the prior fiscal year and to bring his target total direct compensation fully in line with the market median range for his role. The target annual equity award was split such that 80% of the grant value was in OSUs and 20% was in RSUs.

Mr. Bryant. Mr. Bryant was granted an annual equity award with an approved target value of $2,175,000, which was the same as the previous year. The award is split such that 50% of the grant value is in the form of OSUs and 50% is in RSUs, the same allocation that the independent members of the Board of Directors receive annually as part of their compensation.

Mr. Swan. Mr. Swan was granted an annual equity award with an approved target value of $6,500,000 in 2017. The award is split such that 80% of the grant value was in OSUs and 20% was in RSUs. Mr. Swan was hired after our 2016 annual equity award cycle and as a result did not receive an annual equity award in 2016, but in connection with his hiring in October 2016, he was granted RSUs in the amount of $9,500,000, made in part to offset the value of equity awards forfeited when he separated from his prior employer.

Dr. Renduchintala. Dr. Renduchintala was granted an annual equity award with an approved target value of $6,600,000, a 10% increase over the previous year. The target award amount was aligned to the market for his role and is split such that 80% of the grant value is in OSUs and 20% is in RSUs. In 2016, Dr. Renduchintala was also granted an RSU award of $8,100,000, made in part to offset the value of equity awards forfeited when he separated from his prior employer.

Mr. Shenoy. Mr. Shenoy was granted an annual equity award with an approved target value of $4,440,000. The award was split such that 80% of the grant value was in OSUs and 20% was in RSUs. In addition to his annual equity award, the committee approved two additional equity awards to Mr. Shenoy during 2017. In May, the committee approved a grant of $1,105,600 to Mr. Shenoy to bring his total direct compensation in line with his new position as Executive Vice President and General Manager of the Data Center Group; this award was split such that 80% of the grant value was in OSUs and 20% was in RSUs. Finally, in connection with his appointment as an executive officer in November 2017, Mr. Shenoy received an additional RSU grant with a grant date value of $6,000,000. These RSUs vest on a quarterly basis over two years from the grant date, and are designed to provide competitive levels of compensation to Mr. Shenoy during the period before his increased OSU grants can be earned.

Ms. Bryant. Ms. Bryant was granted an annual equity award with an approved target value of $5,500,000, a 23% increase over the previous year, to bring her total compensation in line with our other Executive Vice Presidents. The award is split such that 80% of the grant value is in OSUs and 20% is in RSUs.

Mr. Smith. Mr. Smith was granted an annual equity award with an approved target value of $5,500,000, a 16% increase over the previous year. The target award amount was aligned to the market for Mr. Smith’s role, and is split such that 80% of the grant value is in OSUs and 20% is in RSUs.

54	Compensation Discussion and Analysis	2018 PROXY STATEMENT

The table below shows the annual equity award values approved by the committee for our listed officers in 2017, as compared with annual equity award values approved in 2016. As discussed previously, in 2017, annual awards to the listed officers, excluding Mr. Bryant, were composed of approximately 80% OSUs and 20% RSUs by target award amount. Amounts reported in the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2017 table on pages 62 and 65 differ marginally from these values due primarily to changes in the fair value of the awards between the date the committee approved awards and the date they were actually granted. In addition, the fair value of an RSU for accounting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting.

Name	2017 Approved Value of Annual Equity Awards ($)	2016 Approved Value of Annual Equity Awards ($)	% Change 2017 vs. 2016
Brian M. Krzanich	13,500,000	12,000,000	13%

Andy D. Bryant	2,175,000	2,175,000	—

Robert H. Swan[1]	6,500,000	n/a	n/a

Venkata (Murthy) Renduchintala[1]	6,600,000	6,000,000	10%

Navin Shenoy[1,2]	5,545,600	n/a	n/a

Diane M. Bryant	5,500,000	4,475,000	23%

Stacy J. Smith	5,500,000	4,725,000	16%

[1]	This table excludes Mr. Swan and Dr. Renduchintala’s 2016 new hire awards and Mr. Shenoy’s 2017 retention award, but includes Mr. Shenoy’s 2017 promotional award. Mr. Swan did not receive an annual equity award in 2016 as he was hired after the 2016 annual award cycle.
[2]	Mr. Shenoy’s 2016 annual equity award is not included in the table above as he was not a listed officer prior to 2017.

OSU AWARDS

OSUs are variable performance-based RSUs under which the number of shares of Intel common stock earned is based on Intel’s relative TSR performance over a three-year period. For the 2017 OSU grant, the committee reviewed the peers used for evaluating Intel’s performance for relevance and stability. Following that review, the committee decided that Intel’s TSR performance during the period from 2017 through the end of 2020 will be measured against the S&P 500 Information Technology Index. We measure TSR based on stock price appreciation plus any dividends payable during the performance period. For the 2017 OSU grant, the committee changed the rate at which the OSU payout is reduced for under-performance against the peer group. The payout is reduced at a rate of 4:1—a 4-percentage-point reduction from the target amount of shares for every percentage point of under-performance—compared to a rate of 2:1 for OSUs granted in 2016. Finally, the committee also provided that, unlike OSUs granted in prior years, no dividend equivalent shares would be earned and paid on the vested OSU shares.

The committee determined to use OSUs as the primary equity vehicle for listed officers because they are performance-based awards and present potential upside for superior relative stock price performance, but also are “at-risk” in that no shares are earned where the company’s relative TSR performance significantly under-performs the index. The committee believes that placing a maximum limit on the number of shares that may be earned under the OSU awards focuses executives on driving stockholder return while also limiting the excessive risk-taking that may be encouraged by highly leveraged performance awards.

Performance is measured over the 36 months following the grant date, and OSUs convert into shares in the 37th month (usually, in February). For more information on how OSUs are earned, see the narrative following the Grants of Plan-Based Awards in Fiscal Year 2017 table in “Executive Compensation.”

RSU AWARDS

RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs also serve to balance the riskier nature of OSUs and provide a significant incentive to stay with the company. As with RSUs granted in 2016, awards granted to the listed officers in 2017 will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the risks inherent in the all-or-nothing 37-month cliff vesting of the OSUs.

2018 PROXY STATEMENT	Compensation Discussion and Analysis	55

OTHER ASPECTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

INTEL’S COMPENSATION FRAMEWORK

The Compensation Committee determines the compensation for our executive officers. It also designs executive officer compensation programs and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient served as the committee’s independent advisor for 2017. During 2017, Farient’s work with the committee included advice and recommendations on:

•	total compensation philosophy;

•	program design, including program goals, components, and metrics;

•	compensation trends in the technology sector and in the general marketplace for senior executives;

•	regulatory trends;

•	compensation of the CEO and the other executive officers; and

•	investor engagement efforts.

The committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and input from employees who report directly to the executive officer. Intel’s Senior Vice President of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of the CEO and of the Chairman are developed by the non-employee directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the non-employee directors, the Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The non-employee directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. The Compensation Committee uses this evaluation to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

•	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

•	Execution. How well does the executive officer execute strategies and plans?

•	Leadership Capability. How well does the executive officer lead and develop the organization and people?

56	Compensation Discussion and Analysis	2018 PROXY STATEMENT

EXTERNAL COMPETITIVE CONSIDERATIONS FOR 2017

To assist the Compensation Committee in its review of executive compensation for 2017, Farient, in conjunction with Intel’s Compensation and Benefits Group, provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. The historical compensation data was adjusted to arrive at current-year estimates for the peer group. The committee used this data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2017 included our 15-company technology peer group and 10 S&P 100 companies outside the technology industry. When the peer group was created in 2007, the committee chose companies from the S&P 100 that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. The committee also selected companies with three-year averages for revenue that approximated Intel’s. The peer group includes companies with which Intel competes for employees and the companies that Intel uses for measuring relative financial performance for annual incentive cash payments.

For 2017, we made no changes to the technology or S&P 100 peer groups.

The table below shows information for our 2017 technology peer group and peers selected from the S&P 100:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on March 1, 2018 ($ in billions)
Intel 2017	12/30/2017	62.8	9.6	223.89
Intel 2017 Percentile		58%	66%	75%

Technology Peer Group

Alphabet Inc.	12/31/2017	110.9	12.7	744.46

Amazon.com Inc.	12/31/2017	177.9	3.0	722.99

Apple Inc.	9/30/2017	229.2	48.4	887.95

Applied Materials, Inc.	10/29/2017	14.5	3.4	59.96

Cisco Systems, Inc.	7/29/2017	48.0	9.6	211.01

Facebook Inc.	12/31/2017	40.7	15.9	511.11

Hewlett Packard Enterprise Co	10/31/2017	28.9	0.3	28.83

HP Inc.	10/31/2017	52.1	2.5	38.42

International Business Machines Corporation	12/31/2017	79.1	5.8	142.40

Micron Technology Inc.	8/31/2017	20.3	5.1	55.06

Microsoft Corporation	6/30/2017	90.0	21.2	714.93

Oracle Corporation	5/31/2017	37.7	9.3	205.78

Qualcomm Incorporated	9/24/2017	22.3	2.5	96.16

Texas Instruments Incorporated	12/31/2017	15.0	3.7	104.80

TSMC Limited	12/31/2017	32.9	11.6	213.79

S&P 100 Peer Group

AT&T Inc.	12/31/2017	160.5	29.5	221.00

DowDuPont Inc.	12/31/2017	62.5	1.6	160.14

General Electric Company	12/31/2017	122.1	(5.8)	121.73

Johnson & Johnson	12/31/2017	76.5	1.3	341.48

Merck & Co., Inc.	12/31/2017	40.1	2.4	146.30

Pfizer Inc.	12/31/2017	52.5	21.3	212.10

Schlumberger Limited	12/31/2017	30.4	(1.5)	90.26

United Parcel Service, Inc.	12/31/2017	65.9	4.9	91.70

United Technologies Corporation	12/31/2017	59.8	4.6	104.21

Verizon Communications Inc.	12/31/2017	126.0	30.1	195.65

2018 PROXY STATEMENT	Compensation Discussion and Analysis	57

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS

Intel does not provide change in control benefits to executive officers, and generally provides limited post-employment compensation arrangements to executive officers. To attract and retain the best talent in the technology sector, we have provided for time-limited, post-employment separation benefits to two listed officers in their offer letters, as described more fully below under “Other Agreements” in this proxy statement. We have also entered into a retirement agreement with another listed officer as described more fully below in this section.

The limited post-employment compensation arrangements made generally available to our executives, including the listed officers, consist of:

•	a 401(k) savings plan;

•	a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified;

•	a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees; and

•	retirement acceleration provisions for equity awards.

Starting January 1, 2011, the company-funded pension plan was closed to new hires. Effective January 1, 2015, future benefit accruals were frozen for all employees at or above a specific grade level, including all listed officers.

The Compensation Committee allows the listed officers to participate in post-employment compensation plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the listed officers are the same as those available to other eligible employees in the United States.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. Instead, Intel’s contribution consists of a discretionary cash contribution determined annually by the committee for listed officers, and by the CEO for other employees. These contribution percentages have historically been the same for listed officers and other employees but are made to different plans depending on employee grade level and start date.

For 2017, Intel’s discretionary contribution (including allocable forfeitures) for eligible U.S. employees, including listed officers, in the applicable plan equaled 5% of eligible salary (which included annual and quarterly incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (the tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Effective January 1, 2015, plan assets contributed for U.S. participants and discretionary employer contributions are participant-directed.

In connection with her retirement from Intel, Ms. Bryant entered into a retirement agreement pursuant to which she received a $4,500,000 separation payment and full-year service recognition with respect to her 2017 incentive cash payments. In return for these benefits, Ms. Bryant remained our employee until December 1, 2017, and was available to provide assistance related to the transition of her duties on an as requested basis through her last day of employment. Ms. Bryant also agreed to certain restrictions on the use of confidential information and on solicitation of Intel employees, and granted a customary release of claims in favor of Intel.

PERSONAL BENEFITS

Intel provides perquisites to executive officers when the Compensation Committee determines that such arrangements are appropriate and consistent with Intel’s business objectives. In 2017, Intel offered the listed officers certain financial planning services, health evaluations, and certain transportation costs. In addition, in 2017, our Board of Directors determined to maintain the personal security for our CEO and certain other listed officers in response to specific Intel-related incidents and threats against those officers and, in some cases, members of their families. We do not consider these additional security measures to be a personal benefit for our listed officers, but rather appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance and personal safety. In determining to authorize these arrangements and expenses, the Board and committee followed a robust process, including reviewing and discussing analyses and recommendations from a leading security firm and law enforcement agencies. The Board and committee have taken specific steps to ensure that such measures are appropriately targeted, including providing enhanced security only in response to specific incidents and threats; not providing enhanced security for all executive officers generally; and ensuring that the committee, comprised solely of independent directors, authorizes each arrangement (with no executive officer participating in the decision to approve enhanced security measures for himself or herself). In 2016, the Board and committee instituted a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust or enhance security as appropriate. In connection with hiring Dr. Renduchintala to join Intel in 2016, the committee approved providing relocation assistance and certain travel benefits, reflecting the competitive market for executives in the technology industry. Finally, Mr. Shenoy is currently receiving tax equalization benefits in connection with his expatriate assignment at our Hong Kong facility, which ended prior to his becoming an executive officer; these tax benefits are customarily provided to our employees on international assignments. Other than the perquisites listed above, Intel does not provide perquisites to its executive officers.

58	Compensation Discussion and Analysis	2018 PROXY STATEMENT

OTHER AGREEMENTS

Pursuant to his offer letter, Dr. Renduchintala was eligible to receive a sign-on cash award and an equity award in part to offset the value he lost by leaving his prior employer. In addition, for 2018, Dr. Renduchintala is eligible to receive a supplemental bonus in the event that his annual incentive cash payment is less than $2,100,000 due to the company’s performance; no such supplemental bonus was payable in 2016 or 2017. Likewise, for 2018, Dr. Renduchintala is eligible for an annual equity grant with a grant date value of at least $6,000,000; In 2016 and 2017, Dr. Renduchintala received an annual equity grant with a grant date value of more than $6,000,000 . Under his offer letter, Dr. Renduchintala was eligible for our standard relocation benefits in connection with his move to the San Francisco Bay Area, as well as certain commuting and travel benefits, including a car and driver for commuting purposes, to optimize his time. Finally, in the event that his employment is terminated by Intel within the first three years of employment for any reason other than cause (as defined in the offer letter), Dr. Renduchintala was eligible for a severance payment, the value of which declines in quarterly increments over the three-year period, subject to his execution and delivery of an effective release of claims in favor of Intel.

Pursuant to his offer letter, Mr. Swan was provided certain benefits in part to offset the value he lost by leaving his prior employer, consisting of a sign-on cash award in the aggregate amount of $5,500,000 payable in three installments from 2016 through 2018, and a new-hire RSU with a grant value of $9,500,000. In the event that his employment is terminated by Intel within the first two years of employment for any reason other than cause (as defined in the offer letter), Mr. Swan is eligible to receive the then-unpaid portion of his sign-on award, subject to his execution and delivery of an effective release of claims in favor of Intel.

In connection with his appointment as an executive officer, Mr. Shenoy entered into a retention letter with Intel, pursuant to which he received a $2,000,000 lump sum cash award and a $6,000,000 RSU grant in December 2017. Mr. Shenoy’s cash award is subject to claw-back by Intel in the event he resigns from Intel for any reason or his employment is terminated by Intel for cause (as defined in the letter) prior to December 31, 2019. These RSUs were granted in connection with his appointment as an executive officer and are designed to provide competitive levels of compensation to Mr. Shenoy during the period before his increased OSU grants can be earned.

Finally, as noted above, Ms. Bryant entered into a retirement agreement pursuant to which she received a $4,500,000 separation payment and full-year service recognition with respect to her 2017 incentive cash payments in connection with her retirement from Intel. In return for these benefits, Ms. Bryant agreed to certain restrictions on the use of confidential information and on solicitation of Intel employees, and granted a customary release of claims in favor of Intel.

CORPORATE OFFICER STOCK OWNERSHIP GUIDELINES

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive and other senior officers. These guidelines specify the number of shares that Intel’s corporate officers must accumulate and hold within five years of appointment or promotion. Unvested OSUs and RSUs, and unexercised stock options do not count toward satisfying these ownership guidelines.

As of December 30, 2017, each of Intel’s listed officers had satisfied these ownership guidelines, or still had time to do so. The following table lists the specific ownership requirements.

Title	Minimum Number of Shares
CEO	250,000

Executive Chairman & President	150,000

CFO	125,000

Executive Vice President	100,000

Senior Vice President	65,000

Corporate Vice President	35,000

INTEL POLICIES REGARDING DERIVATIVES OR “SHORT SALES”

Intel prohibits directors, listed officers, and other senior employees from investing in any derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

2018 PROXY STATEMENT	Compensation Discussion and Analysis	59

INTEL POLICIES REGARDING CLAW-BACKS

Both Intel’s 2014 Annual Performance Bonus Plan (formerly the 2007 Executive Officer Incentive Plan), under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan, under which annual incentive equity awards are made, include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated. In addition, the 2006 Equity Incentive Plan provides that the Compensation Committee must first determine that the applicable executive officer engaged in conduct contributing to the reason for the restatement.

TAX DEDUCTIBILITY

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (Tax Reform) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million per officer in any year that did not qualify as performance-based. To maintain flexibility and promote simplicity in administration, compensation arrangements with our listed officers—such as OSUs, RSUs, and annual and quarterly incentive cash payments—were not required to satisfy the conditions of Section 162(m) required for such arrangements to be considered “qualified performance-based” compensation, and therefore may not be deductible.

Under the Tax Reform, the tax deduction disallowance rules under section 162(m) change beginning in 2018, and are likely to result in larger deduction disallowances. Guidance is expected from the U.S. Internal Revenue Service on how the Tax Reform will be implemented.

60	Compensation Discussion and Analysis	2018 PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Brian M. Krzanich, and our Chief Financial Officer, Robert H. Swan. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2017 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

Reed E. Hundt

Omar Ishrak

David B. Yoffie

2018 PROXY STATEMENT	Report of the Compensation Committee	61

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2017, 2016, and 2015 of our CEO, Chairman, CFO, and our other most highly compensated executive officers in 2017 (referred to as our listed officers). The table includes two people who were not serving as executive officers as of the end of 2017.

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[1]	All Other Compensation ($)	Total ($)
Brian M. Krzanich	2017	1,380,000	—	13,076,900	5,210,000	17,000	1,860,800	21,544,700
Chief Executive Officer	2016	1,250,000	—	11,710,600	3,699,200	3,000	2,416,200	19,079,000
	2015	1,100,000	—	9,799,000	3,454,700	—	279,800	14,633,500

Andy D. Bryant	2017	500,000	—	2,085,800	1,159,600	237,000	90,900	4,073,300
Chairman of the Board	2016	611,800	—	2,111,000	1,227,800	92,000	106,400	4,149,000
	2015	790,000	—	4,585,700	1,456,000	—	132,800	6,964,500

Robert H. Swan[2]	2017	850,000	1,750,000	6,296,300	2,193,800	—	24,600	11,114,700
Executive Vice President and Chief Financial Officer	2016	194,800	2,750,000	8,947,200	313,900	—	7,000	12,212,900

Venkata (Murthy) Renduchintala[2] Group President, Client and Internet of Things Businesses and System Architecture Group, and Chief Engineering Officer	2017	954,000	2,700,000	6,393,100	2,718,000	—	1,053,500	13,818,600
	2016	900,000	2,700,000	13,500,600	2,228,400	—	1,118,700	20,447,700

Navin Shenoy[2]	2017	658,300	2,000,000	11,206,300	1,221,100	—	204,200	15,289,900
Executive Vice President General Manager, Data Center Group

Diane M. Bryant[2,3]	2017	776,800	—	5,327,600	2,149,000	10,000	4,853,800	13,117,200
Former Group President, Data Center Group	2016	618,700	400,000	4,354,900	942,800	2,000	101,700	6,420,100

Stacy J. Smith[3]	2017	833,600	—	5,327,600	2,292,600	135,000	241,400	8,830,200
Former Group President, Manufacturing, Operations and Sales	2016	800,000	—	4,611,000	1,912,400	21,000	463,500	7,807,900
	2015	775,000	—	4,388,900	1,790,800	—	139,600	7,094,300

[1]	In 2015 the following listed officers had a loss in pension value of the following amounts: Mr. Bryant ($18,000) and Mr. Smith ($7,000). Mr. Krzanich’s pension value did not change.
[2]	Mr. Swan, Dr. Renduchintala and Ms. Bryant were not listed officers prior to 2016. Mr. Swan was hired in October 2016. Mr. Shenoy was not a listed officer prior to 2017.
[3]	Ms. Bryant ceased being an executive officer of the company in November 2017 and retired from the company in December 2017. Mr. Smith ceased being an executive officer of the company in November 2017 and retired from the company in January 2018.

Bonus. Mr. Swan and Dr. Renduchintala received sign-on cash awards made in part to offset cash compensation forgone when they separated from their prior employers to join Intel. In connection with his appointment as an executive officer, Mr. Shenoy received a $2,000,000 lump sum cash award in December 2017. Mr. Shenoy’s cash award must be paid back to Intel in the event he resigns from Intel for any reason or his employment is terminated by Intel for cause (as defined in his award letter) prior to December 31, 2019.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” column of the Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices of Intel common stock on the grant date and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs.

62	Executive Compensation	2018 PROXY STATEMENT

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2017, 2016, and 2015 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility	Expected Life (Years)	Risk-Free Interest Rate	Dividend Yield
1/23/2015	27%	n/a	0.7%	2.6%

7/22/2015	n/a	n/a	0.6%	3.4%

1/25/2016	23%	n/a	1.0%	3.5%

7/27/2016	n/a	n/a	0.7%	3.0%

10/25/2016	n/a	n/a	0.8%	3.0%

2/1/2017	23%	n/a	1.4%	2.9%

8/1/2017	22%	n/a	1.4%	3.0%

12/15/2017	n/a	n/a	1.6%	2.5%

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table include incentive cash payments made under the annual incentive cash plan and quarterly incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Quarterly Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Brian M. Krzanich[1]	2017	4,992,200	217,800	5,210,000
	2016	3,546,700	152,500	3,699,200
	2015	3,301,700	153,000	3,454,700

Andy D. Bryant	2017	1,090,800	68,800	1,159,600
	2016	1,170,500	57,300	1,227,800
	2015	1,369,700	86,300	1,456,000

Robert H. Swan[1]	2017	2,080,200	113,600	2,193,800
	2016	284,200	29,700	313,900

Venkata (Murthy) Renduchintala	2017	2,574,800	143,200	2,718,000
	2016	2,128,000	100,400	2,228,400

Navin Shenoy	2017	1,132,000	89,100	1,221,100

Diane M. Bryant	2017	2,038,200	110,800	2,149,000
	2016	882,100	60,700	942,800

Stacy J. Smith	2017	2,169,400	123,200	2,292,600
	2016	1,824,000	88,400	1,912,400
	2015	1,698,000	92,800	1,790,800

[1]	For 2017, payments include amounts attributable to the positive 20% individual performance adjustment as follows: Mr. Krzanich $828,000 and Mr. Swan $345,000. For more information about these adjustments, see the discussion in “Compensation Discussion and Analysis; 2017 Compensation for our Listed Officers; 2017 Cash Compensation” on page 50 of this proxy statement.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. The actuarial present value of the benefit that the listed officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit, increased as of the 2017 fiscal year-end compared with the 2016 fiscal year-end value. Since the benefit is a fixed dollar amount payable at the assumed retirement age of 65, year-to-year differences in the present value of the accumulated benefit arise mainly from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers had an overall increase in 2017 because the interest rate used to calculate present value decreased from approximately 4.3% for 2016 to approximately 3.7% for 2017.

2018 PROXY STATEMENT	Executive Compensation	63

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation Table include tax-qualified discretionary company contributions credited under the retirement contribution component of the 401(k) savings plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, and payments for perquisites, as detailed in the table below. Perquisites for 2017 include financial planning, eligibility for health evaluations, company-provided transportation (including commuting and relocation services), and residential security costs.

Name	Year	Retirement Plan Contributions[1] ($)	Deferred Compensation Plan Contributions[2] ($)	Tax Gross-Ups[3] ($)	Financial Planning and Physicals ($)	Company- Provided Transportation[4] ($)	Residential Security[4] ($)	Other[5] ($)
Brian M. Krzanich	2017	13,500	243,300	—	25,800	394,700	29,300	—
	2016	13,300	221,300	—	25,700	22,200	275,200	—
	2015	13,300	210,100	—	16,800	—	—	—

Andy D. Bryant	2017	13,500	73,400	—	4,000	—	—	—
	2016	13,300	89,100	—	4,000	—	—	—
	2015	13,300	119,500	—	—	—	—	—

Robert H. Swan	2017	—	—	—	23,600	—	—	1,000
	2016	—	—	—	7,000	—	—	—

Venkata (Murthy) Renduchintala	2017	13,500	147,500	700	6,000	44,800	66,700	51,900
	2016	—	—	32,800	7,000	56,400	77,700	—

Navin Shenoy	2017	13,500	54,300	123,200	11,400	—	800	1,000

Diane M. Bryant	2017	13,500	74,800	—	24,000	—	1,100	4,740,400
	2016	13,300	55,900	—	24,500	8,000	—	—

Stacy J. Smith	2017	13,500	125,300	—	24,000	—	300	—
	2016	13,300	115,800	—	24,500	—	—	—
	2015	13,300	109,000	—	17,300	—	—	—

[1]	Amounts included in the Retirement Plan Contributions column become payable only upon the earliest to occur of retirement, termination, disability, or death (receipt may be deferred following retirement or termination but no later than reaching age 70 1/2).
[2]	Amounts included in the Deferred Compensation Plan Contributions column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made in the calendar year before the calendar year in which that compensation is deferred.
[3]	Amounts represent equalization payments to Dr. Renduchintala ($700) and Mr. Shenoy ($123,200) to offset taxes imposed on their relocation benefits, consistent with company-wide policy for relocation costs and expatriate assignments.
[4]	For company-provided aircraft, the amount reported represents the cost per flight hour of the aircraft less amounts reimbursed by the listed officer, except that the amount to be reimbursed by Mr. Krzanich for the fourth quarter of 2017 based on IRS standards had not been determined as of the date of this proxy statement. For other company-provided transportation costs and residential security costs, the amount reported represents the cost to Intel or, with respect to arrangements that are utilized both in business and non-business contexts, an allocation of the cost to Intel of such arrangements.
[5]	The Intel Foundation made matching charitable contributions on behalf of Messrs. Swan and Shenoy ($1,000 each). Amounts represent payments to Dr. Renduchintala ($51,900) for relocation benefits. Amounts represent payments to Ms. Bryant, which include a $4,500,000 separation payment made pursuant to her retirement agreement; and $64,100 for accrued but unused vacation and $176,300 for accrued but unused sabbatical leave, both of which are benefits under broad-based Intel programs.

The “All Other Compensation” column of the Summary Compensation Table includes, in addition to the amounts above, personal security arrangements for Mr. Krzanich in the amount of $1,154,200, for Mr. Smith in the amount of $78,300, and for Dr. Renduchintala in the amount of $722,400. We do not consider these security measures to be a personal benefit for our listed officers, but instead appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance. In determining to authorize these non-standard arrangements and expenses, the Board and Compensation Committee have evaluated the need to respond to specific Intel-related incidents and threats, and have reviewed recommendations from a leading security firm and law enforcement agencies. As with security provided when our officers attend public events and business travel-related security that is provided when appropriate, Intel monitors these arrangements and adjusts them as circumstances warrant. In addition, the Board and committee instituted a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security as appropriate.

Ms. Bryant entered into a retirement agreement pursuant to which she received a $4,500,000 separation payment, which is reflected in the table above, and full-year service recognition with respect to her 2017 incentive cash payments in connection with her retirement from Intel. In return for these benefits, Ms. Bryant agreed to certain restrictions on the use of confidential information and on solicitation of Intel employees, and granted a customary release of claims in favor of Intel.

64	Executive Compensation	2018 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our annual incentive cash plan and quarterly incentive cash payments in 2017. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock Awards” column reflect the grant date fair value of grants of stock awards determined under accounting standards applied by Intel, as discussed above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2017 TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plans		Estimated Future Payouts Under Equity Incentive Plans[1]		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)[3]
Name	Grant Date	Approval Date	Award Type	Target ($)[2]	Maximum ($)	Target (#)	Maximum (#)
Brian M. Krzanich	2/1/2017	1/17/2017	OSU			279,938	559,876		10,531,300
	2/1/2017	1/17/2017	RSU					73,123	2,545,600
	2/1/2017	1/17/2017	Annual Cash	3,600,100	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	217,800

Andy D. Bryant	2/1/2017	1/17/2017	OSU			28,189	56,378		1,060,500
	2/1/2017	1/17/2017	RSU					29,453	1,025,300
	2/1/2017	1/17/2017	Annual Cash	943,100	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	68,800

Robert H. Swan	2/1/2017	1/17/2017	OSU			134,785	269,570		5,070,600
	2/1/2017	1/17/2017	RSU					35,208	1,225,700
	2/1/2017	1/17/2017	Annual Cash	1,500,200	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	113,600

Venkata (Murthy) Renduchintala	2/1/2017	1/17/2017	OSU			136,859	273,718		5,148,600
	2/1/2017	1/17/2017	RSU					35,749	1,244,500
	2/1/2017	1/17/2017	Annual Cash	2,226,100	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	143,200

Navin Shenoy	2/1/2017	1/17/2017	OSU			92,069	184,138		3,463,600
	8/1/2017	5/16/2017	OSU			31,153	62,306		906,900
	2/1/2017	1/17/2017	RSU					24,050	837,200
	8/1/2017	5/16/2017	RSU					5,800	198,700
	12/15/2017	11/15/2017	RSU					135,692	5,799,900
	2/1/2017	1/17/2017	Annual Cash	1,237,500	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	89,100

Diane M. Bryant	2/1/2017	1/17/2017	OSU			114,049	228,098		4,290,500
	2/1/2017	1/17/2017	RSU					29,791	1,037,100
	2/1/2017	1/17/2017	Annual Cash	1,875,600	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	110,800

Stacy J. Smith	2/1/2017	1/17/2017	OSU			114,049	228,098		4,290,500
	2/1/2017	1/17/2017	RSU					29,791	1,037,100
	2/1/2017	1/17/2017	Annual Cash	1,875,600	10,000,000
	2/1/2017	1/17/2017	Quarterly Cash	123,200

[1]	The “Estimated Future Payouts Under Equity Incentive Plans” columns represent the target and maximum number of shares that could be received by each listed officer under OSUs.
[2]	Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Quarterly Cash” rows are the listed officer’s 2017 quarterly incentive cash payment. Actual 2017 annual incentive cash payments are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
[3]	The grant date fair value (computed in accordance with FASB ASC Topic 718) is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. This does not represent the actual value that may be realized by a listed officer upon vesting of the award.

OSU Awards. OSUs granted to the listed officers in 2017 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and the corresponding number of shares will vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 0% to 200% of the target amount, based on the TSR of Intel common stock measured against the TSR of the S&P 500 Information Technology Index over a three-year period. For OSUs granted to listed officers in 2017, the percentage rates at which OSUs convert into shares are as follows: if Intel’s TSR is within 1% of the peer group’s TSR, OSUs convert into shares at target; if Intel under-performs the S&P 500 Information Technology Index, the percentage at which the OSUs convert into shares will be reduced from 100% at a rate of 4-to-1 (a 4-percentage-point reduction in units for each percentage point of

2018 PROXY STATEMENT	Executive Compensation	65

under-performance); if Intel’s TSR is more than 25 percentage points below the TSR of the S&P 500 Information Technology Index, no shares will be issued and the OSUs will be forfeited; and if Intel outperforms the S&P 500 Information Technology Index, the percentage at which the OSUs convert into shares will be increased from 100%, at a rate of 4-to-1 (a 4-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. In 2017, annual equity awards granted to the listed officers were composed of 80% OSUs and 20% RSUs (other than Mr. Bryant, whose award mix was 50% OSUs and 50% RSUs).

RSU Awards. RSUs granted to the listed officers in 2017 will vest in substantially equal quarterly increments over the three years following the grant date, with the following exception: In connection with his appointment as an executive officer in November 2017, Mr. Shenoy received an RSU grant with an approved value of $6,000,000 and these RSUs vest on a quarterly basis over two years from the grant date and are not eligible for retirement vesting acceleration.

2017 OPERATIONAL GOALS FOR INCENTIVE CASH PROGRAMS

Annual Incentive Cash. Early in the year, the Compensation Committee sets each listed officer’s incentive cash target amount as part of the annual performance review and compensation adjustment cycle. After the end of the year, the incentive cash target amount is multiplied by the annual incentive cash payout percentage, which is based on a weighted average of three corporate performance components: an absolute financial component (25% weighting), a relative financial component (25% weighting), and an operational performance component (50% weighting).

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. Additional details on each component are provided below. This plan mirrors the broad-based plan for employees, with the added feature that the payout may be adjusted for individual performance.

•	Absolute Financial Component. The absolute financial component represents 25% of the annual incentive cash payout formula and is based on year-over-year growth of Intel’s net income or adjusted net income. This component rewards executive officers for sustained performance. To determine absolute financial performance, Intel’s current-year adjusted net income was divided by Intel’s prior year net income. In 2017, Intel’s adjusted net income was 46% higher than in 2016, resulting in a score of 146% for this component, whereas Intel’s 2016 net income was 10% lower than the prior year.

•	Relative Financial Component. The relative financial component represents 25% of the annual incentive cash payout formula and is based on Intel’s year-over-year net income or adjusted net income growth compared with net income or adjusted net income growth of technology peer companies. This component rewards executive officers for how well Intel’s year-over-year net income or adjusted net income growth performs compared with the broader technology market. To calculate Intel’s performance relative to the market comparator group, Intel’s year-over-year adjusted net income percentage change (expressed as a percentage from a base of 100%) was divided by the simple average of the total annual adjusted net income percentage change for the technology peer group companies other than Intel (again, expressed as a percentage from a base of 100%). In 2017, the scoring for the relative component was 122% for Intel’s performance relative to the market’s performance, an increase compared with the 2016 relative score of 88%.

In applying the net income tests for both the absolute and relative financial components, the Compensation Committee may adjust Intel’s net income based on criteria determined by the committee, as described in the plan. The committee also may include or exclude certain types of charges when determining the technology peer group’s net income results, similar to charges that may be included or excluded for purposes of determining Intel’s net income or adjusted net income. For example, in 2017, the committee excluded tax impacts of the Tax Reform Act to peer companies from their net income results.

•	Operational Performance Component. The operational performance component represents 50% of the annual incentive cash payout formula and is based on specific operational goals that the Compensation Committee approves for each business unit within 90 days of the beginning of each year. This component rewards executive officers for achieving meaningful measures of performance based on performance in key areas, including financial performance, product development and launch roadmaps, manufacturing, cost and productivity improvements, and corporate responsibility and environmental sustainability. The operational goals established by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each year as part of the annual planning process for the company. To drive focus and accountability at the business unit level, the committee approved the use of three to five specific operational performance goals for each of Intel’s 10 business units used in the formula. Employees in corporate level and administrative groups, including each of our listed officers other than Ms. Bryant and Mr. Shenoy, are paid based on the average of 10 business units’ scores, subject to adjustment for performance against a corporate-level goal. Ms. Bryant was paid based on the results for the Data Center Group that she led during a portion of 2017. Mr. Shenoy was paid based in part on the results for the Client Computing Group, which he managed during the early portion of 2017, and in part on the results for the Data Center Group, which he led for the remaining portion of 2017.

Achievement scores for the operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require a degree of subjective evaluation, and the weight assigned to

66	Executive Compensation	2018 PROXY STATEMENT

particular goals is determined subjectively. The scoring for operational goals ranges from 0% to 125%; although achievement of the corporate level goal can result in a corporate level score above 125%. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management following the end of the performance period and are reviewed and approved by the Compensation Committee.

Over the past five years, operational goals have scored between 90% and 122%, with an average result of 103%. For 2017, the corporate average operational goal achievement was lower than the overall payout percentage. The corporate average score on operational goals in 2017 was 97%, a decrease compared with 113% in 2016. For 2017, the corporate-level goals were focused on hiring and retaining of diverse talent, which was not achieved, resulting in no increase in corporate-level annual incentive cash payouts.

Quarterly Incentive Cash Payments. Quarterly cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive a payment expressed as days of compensation based on 5% of net income divided by the current value of a worldwide day of compensation. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2017.

STOCK OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2017

The following table provides information on stock option exercises and vesting of RSUs and OSUs during fiscal year 2017.

	OPTION AWARDS			STOCK AWARDS
Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Brian M. Krzanich	Option	871,926	17,112,100	—	—	17,112,100
	RSU	—	—	116,775	4,397,700	4,397,700
	OSU	—	—	278,868	10,067,100	10,067,100

Total		871,926	17,112,100	395,643	14,464,800	31,576,900

Andy D. Bryant	Option	80,645	1,135,500	—	—	1,135,500
	RSU	—	—	42,712	1,607,000	1,607,000
	OSU	—	—	182,112	6,574,200	6,574,200

Total		80,645	1,135,500	224,824	8,181,200	9,316,700

Robert H. Swan	Option	—	—	—	—	—
	RSU	—	—	98,941	4,022,300	4,022,300
	OSU	—	—	—	—	—

Total		—	—	98,941	4,022,300	4,022,300

Venkata (Murthy) Renduchintala	Option	—	—	—	—	—
	RSU	—	—	126,023	4,741,100	4,741,100
	OSU	—	—	—	—	—

Total		—	—	126,023	4,741,100	4,741,100

Navin Shenoy	Option	15,020	266,600	—	—	266,600
	RSU	—	—	51,402	1,931,200	1,931,200
	OSU	—	—	6,002	220,000	220,000

Total		15,020	266,600	57,404	2,151,200	2,417,800

Diane M. Bryant	Option	—	—	—	—	—
	RSU	—	—	47,646	1,799,500	1,799,500
	OSU	—	—	116,732	4,214,000	4,214,000

Total		—	—	164,378	6,013,500	6,013,500

Stacy J. Smith	Option	423,033	9,165,400	—	—	9,165,400
	RSU	—	—	55,656	2,091,300	2,091,300
	OSU	—	—	175,120	6,321,800	6,321,800

Total		423,033	9,165,400	230,776	8,413,100	17,578,500

2014—2017 OSU Payout. In 2017, the three-year performance period ended for OSUs granted in 2014, and the committee certified the performance results. Intel’s TSR was 53.3%, above the technology peer group (as described in the 2015 Proxy Statement) TSR of 27.3% by 26 percentage points. The 2014 OSUs paid out at 100% plus 4 percentage points for every

2018 PROXY STATEMENT	Executive Compensation	67

percentage point that Intel’s TSR was above the median peer group TSR, not to exceed 200%. Therefore, the OSUs were converted into earned units equal to 200% of target and, together with dividend equivalents accrued on the shares that were earned over the 37-month vesting period, were settled at 217.1% of target and are included in the table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2017

The following table provides information regarding outstanding equity awards held by the listed officers as of December 30, 2017. Unless otherwise specified, options (which we stopped granting in 2013) vest at a rate of 25% per year on each of the first four anniversaries of the grant date and RSUs vest quarterly over the first three years from the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year ($46.16 on December 29, 2017) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on Nasdaq on the last trading day of the fiscal year.

	STOCK OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Brian M. Krzanich		—	—			—	1/23/2015	9,082	419,200	121,160	5,592,700
							1/25/2016	66,909	3,088,500	184,570	8,519,800
							2/1/2017	54,843	2,531,600	279,938	12,921,900

Total		—	—			—		130,834	6,039,300	585,668	27,034,400

Andy D. Bryant		—	—			—	1/23/2015	4,251	196,200	56,700	2,617,300
							1/25/2016	15,159	699,700	27,880	1,286,900
							2/1/2017	22,090	1,019,700	28,189	1,301,200

Total		—	—			—		41,500	1,915,600	112,769	5,205,400

Robert H. Swan[2]		—	—			—	10/25/2016	180,280	8,321,700	—	—
							2/1/2017	26,407	1,218,900	134,785	6,221,700

Total		—	—			—		206,687	9,540,600	134,785	6,221,700

Venkata (Murthy) Renduchintala		—	—			—	1/25/2016	146,360	6,756,000	92,280	4,259,600
							2/1/2017	26,812	1,237,600	136,859	6,317,400

Total		—	—			—		173,172	7,993,600	229,139	10,577,000

Navin Shenoy		—	—			—	4/22/2014	1,978	91,300	—	—
							1/23/2015	2,462	113,600	14,595	673,700
							1/25/2016	12,546	579,100	34,607	1,597,500
							7/27/2016	8,342	385,100	—	—
							2/1/2017	18,038	832,600	92,069	4,249,900
							8/1/2017	5,317	245,400	31,153	1,438,000
							12/15/2017	135,692	6,263,500	—	—

Total		—	—			—		184,375	8,510,600	172,424	7,959,100

Diane M. Bryant[3]	1/22/2010	45,000	—	20.30	3/1/2018	1,163,700	1/23/2015	3,429	158,300	45,740	2,111,400
	1/24/2013	204,300	—	21.06	12/1/2018	5,127,900	1/25/2016	22,163	1,023,000	61,140	2,822,200
							7/27/2016	8,342	385,100	—	—
							2/1/2017	22,344	1,031,400	114,049	5,264,500

Total		249,300	—			6,291,600		56,278	2,597,800	220,929	10,198,100

Stacy J. Smith		—	—			—	1/23/2015	3,542	163,500	47,250	2,181,100
							7/22/2015	5,238	241,800	—	—
							1/25/2016	26,346	1,216,100	72,670	3,354,400
							2/1/2017	22,344	1,031,400	114,049	5,264,500

Total		—	—			—		57,470	2,652,800	233,969	10,800,000

68	Executive Compensation	2018 PROXY STATEMENT

[1]	OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the vesting period (37 months following the grant date) will range from 0% to 200% of that target amount. The actual conversion will depend upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period. Listed officers also will receive dividend equivalents on the final shares earned and vested for OSUs granted prior to 2017, which will pay out upon vesting in the form of additional shares.
[2]	Mr. Swan’s October 25, 2016 RSU award vests annually over three years.
[3]	Ms. Bryant retired in December 2017 and her RSUs and OSUs vested under retirement eligibility guidelines. Her RSUs are still outstanding as she is not scheduled to receive the underlying shares for six months following her separation from service in accordance with applicable IRS tax regulations, and her OSUs are still outstanding as they have not yet completed their performance period for calculating the final OSU payout.

PENSION BENEFITS FOR FISCAL YEAR 2017

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)
Brian M. Krzanich	Pension Plan	n/a	125,000

Andy D. Bryant	Pension Plan	n/a	2,408,000

Robert H. Swan	Pension Plan	n/a	—

Venkata (Murthy) Renduchintala	Pension Plan	n/a	—

Navin Shenoy	Pension Plan	n/a	—

Diane M. Bryant	Pension Plan	n/a	69,000

Stacy J. Smith	Pension Plan	n/a	939,000

[1]	Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table. The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement. Mr. Swan and Dr. Renduchintala are not eligible for pension benefits as they were hired after January 1, 2011.

The U.S. Intel Minimum Pension Plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 30, 2017, none of the amounts included in the table above were associated with this component. Effective January 1, 2015, compensation earned and service accruals were frozen as of December 31, 2014 in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount based on assumed retirement at age 65. The annual amount of this annuity is $11,700 for Mr. Krzanich, $165,000 for Mr. Bryant, $98,500 for Mr. Smith, $6,900 for Ms. Bryant, and $0 for Mr. Shenoy. Dr. Renduchintala and Mr. Swan were not eligible to participate in these arrangements.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise mostly from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the interest rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 18 to the financial statements in our Annual Report on Form 10-K for the year ended December 30, 2017. An officer who terminates service before age 65 can elect to receive his or her benefits at any time following termination of employment, but not later than age 65. If such officer works past age 65 then his or her benefits must start upon termination. Distributions before age 55 may be subject to a 10% federal penalty tax.

2018 PROXY STATEMENT	Executive Compensation	69

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2017

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2017.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Withdrawals/ Distributions In Last Fiscal Year[4] ($)	Aggregate Balance at Last Fiscal Year-End[5] ($)
Brian M. Krzanich	886,700	243,300	452,400	—	3,954,000

Andy D. Bryant	292,600	73,400	4,023,300	—	24,595,000

Robert H. Swan	354,800	—	50,100	—	433,400

Venkata (Murthy) Renduchintala	—	147,500	—	—	—

Navin Shenoy	376,900	54,300	463,200	—	2,690,600

Diane M. Bryant	—	74,800	74,200	—	622,000

Stacy J. Smith	—	125,300	902,600	—	8,344,600

[1]	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2017.
[2]	These amounts, which accrued during fiscal year 2017 and were credited to the participants’ accounts in 2018, are included in the Summary Compensation Table in the “All Other Compensation” column for 2017.
[3]	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.
[4]	Withdrawal and distribution amounts are not included in the Summary Compensation Table because these are payouts of prior years’ earnings and contributions.
[5]	These amounts are as of December 31, 2017 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2017 but were credited to the participants’ accounts in 2018. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2006 through 2016 (except for Mr. Smith, who was not a listed officer in 2006; Mr. Krzanich who was not a listed officer prior to 2012; Mr. Swan, Dr. Renduchintala, and Ms. Bryant, who were not listed officers prior to 2016; and Mr. Shenoy, who was not a listed officer prior to 2017): Mr. Krzanich, $782,700; Mr. Bryant, $8,829,400; Mr. Swan, $28,300; Dr. Renduchintala, $0; Mr. Shenoy, $175,700; Ms. Bryant, $55,900; and Mr. Smith, $6,504,700.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Some balances reported in the table above include the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains, losses, and distributions attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation Table over the life of the plan. The amounts in the table are as of December 31, 2017 and do not take into account any amounts that were accrued during fiscal year 2017 but were credited to the participants’ accounts in 2018.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Brian M. Krzanich	2,290,200	1,663,800

Andy D. Bryant	20,222,400	4,372,600

Robert H. Swan	433,400	—

Venkata (Murthy) Renduchintala	—	—

Navin Shenoy	2,365,900	324,700

Diane M. Bryant	2,100	619,900

Stacy J. Smith	6,958,200	1,386,400

Intel’s non-qualified deferred compensation plan allows certain highly compensated employees, including listed officers, to defer up to 60% of their salary and up to 75% of their annual incentive cash payment. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and quarterly incentive cash payments) earned in excess of the tax code covered compensation limit of $270,000 in 2017. Intel’s contributions are subject to the same vesting provisions as the

70	Executive Compensation	2018 PROXY STATEMENT

retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers, other than Dr. Renduchintala and Mr. Swan, are fully vested in the value of Intel’s contributions, as they have more than six years of service. Mr. Swan and Dr. Renduchintala will become fully vested in any Intel contributions by 2020 and 2021, respectively.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

All of Intel’s listed officers are employed at will, and, other than Dr. Renduchintala and Mr. Swan, without employment agreements or offer letters (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. Intel entered into offer letters with each of Dr. Renduchintala and Mr. Swan, which provide for time-limited severance benefits in the event of a termination of employment without cause by Intel within a specified number of years of their joining Intel. In the event that Intel terminated the employment of these listed officers without cause on December 31, 2017, the severance payouts to Dr. Renduchintala and Mr. Swan would be $6,075,000 and $1,000,000, respectively. These payments would be in addition to the benefits set forth in the Voluntary Termination/Retirement table below.

Finally, as noted above, Ms. Bryant entered into a retirement agreement pursuant to which she received a separation payment and full-year service recognition with respect to her 2017 incentive cash payments in connection with her retirement from Intel. In return for these benefits, Ms. Bryant agreed to certain restrictions on the use of confidential information and on solicitation of Intel employees, and granted a customary release of claims in favor of Intel.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the heading “Accelerated Stock Awards.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 30, 2017 (except as otherwise noted) and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($46.16 on December 29, 2017) . Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

VOLUNTARY TERMINATION/RETIREMENT

Name	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	Other ($)	2017 Total ($)
Brian M. Krzanich	31,049,600	—	4,197,300	229,300	1,222,700	1,245,600	51,000	—	37,995,500

Andy D. Bryant	7,121,000	—	24,668,400	2,554,400	2,020,900	1,935,900	54,000	—	38,354,600

Robert H. Swan	—	—	433,400	—	—	23,400	—	—	456,800

Venkata (Murthy) Renduchintala	—	—	29,500	—	—	37,600	—	—	67,100

Navin Shenoy	—	—	2,690,600	99,000	399,800	610,700	—	—	3,800,100

Diane M. Bryant[3]	12,795,900	6,291,600	696,800	173,000	686,300	383,100	48,000	4,910,300	25,985,000

Stacy J. Smith[4]	12,636,600	—	8,469,900	1,041,700	840,700	788,500	43,500	—	23,820,900

[1]	The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2017. All other items are determined as of the company’s fiscal year-end.
[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.
[3]

Ms. Bryant retired from Intel in December 2017. Amounts above reflect what she actually received upon her retirement from the company unless otherwise noted. In addition, amounts for Ms. Bryant under the Other column, all of which are also reported as 2017 compensation for Ms. Bryant in the Summary Compensation Table, represent (i) a $4,500,000 separation payment made pursuant to her retirement agreement, (ii) one-twelfth of her Annual Incentive Cash Payment in the amount of $169,900, which pursuant to her retirement agreement

2018 PROXY STATEMENT	Executive Compensation	71

was not prorated to reflect her retirement prior to December 31, 2017, and (iii) $64,100 for accrued but unused vacation and $176,300 for accrued but unused sabbatical leave, both of which are benefits accrued under broad-based Intel programs. Certain of Ms. Bryant’s RSUs vested upon her retirement, in accordance with the terms of those awards on account of her retirement eligibility (described in further detail below), but she is not scheduled to receive the underlying shares for six months following her separation from service in accordance with applicable IRS tax regulations. While Ms. Bryant’s OSUs vested in full upon her retirement pursuant to the terms of those awards, shares will not be issued under Ms. Bryant’s OSUs until after the end of the applicable performance periods. The total amount of accelerated stock awards for Ms. Bryant shown in the table above is based on market value as of December 30, 2017, with OSUs based on their target amount.

[4]	Mr. Smith retired from Intel in January 2018.

DEATH OR DISABILITY

Name	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	Other ($)	2017 Total ($)
Brian M. Krzanich	33,073,700	—	4,197,300	229,300	1,222,700	1,245,600	51,000	—	40,019,600

Andy D. Bryant	7,121,000	—	24,668,400	2,554,400	2,020,900	1,935,900	54,000	—	38,354,600

Robert H. Swan	15,762,300	—	433,400	—	—	23,400	—	—	16,219,100

Venkata (Murthy) Renduchintala	18,570,600	—	147,500	—	—	48,400	—	—	18,766,500

Navin Shenoy	16,469,700	—	2,744,900	99,000	399,800	610,700	—	—	20,324,100

Diane M. Bryant[3]	12,795,900	6,291,600	696,800	173,000	686,300	383,100	48,000	4,910,300	25,985,000

Stacy J. Smith[4]	13,452,800	—	8,469,900	1,041,700	840,700	788,500	43,500	—	24,637,100

[1]	The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2017. All other items are determined as of the company’s fiscal year-end.
[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.
[3]	Ms. Bryant retired from Intel in December 2017. Amounts above reflect what she actually received upon her retirement from the company unless otherwise noted. In addition, amounts for Ms. Bryant under the Other column, all of which are also reported as 2017 compensation for Ms. Bryant in the Summary Compensation Table, represent (i) a $4,500,000 separation payment made pursuant to her retirement agreement, (ii) one-twelfth of her Annual Incentive Cash Payment in the amount of $169,900, which pursuant to her retirement agreement was not prorated to reflect her retirement prior to December 31, 2017, and (iii) $64,100 for accrued but unused vacation and $176,300 for accrued but unused sabbatical leave, both of which are benefits accrued under broad-based Intel programs. Certain of Ms. Bryant’s RSUs vested upon her retirement, in accordance with the terms of those awards on account of her retirement eligibility (described in further detail below), but she is not scheduled to receive the underlying shares for six months following her separation from service in accordance with applicable IRS tax regulations. While Ms. Bryant’s OSUs vested in full upon her retirement pursuant to the terms of those awards, shares will not be issued under Ms. Bryant’s OSUs until after the end of the applicable performance periods. The total amount of accelerated stock awards for Ms. Bryant shown in the table above is based on market value as of December 30, 2017, with OSUs based on their target amount.
[4]	Mr. Smith retired from Intel in January 2018.

Equity Incentive Plans. Unvested OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. All listed officers other than Dr. Renduchintala and Mr. Swan are fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel for any reason, the vested account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the actual amount payable under the non-qualified deferred compensation plan would be reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer. Beginning on January 1, 2015, future benefit accruals were frozen in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

72	Executive Compensation	2018 PROXY STATEMENT

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers other than Dr. Renduchintala and Mr. Swan are fully vested in the value of Intel’s contributions, as they each have more than six years of service. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement. Starting in 2016, employees impacted by the freeze of future benefit accruals in the pension plan receive discretionary employer contributions in the Intel 401(k) savings plan, instead of the retirement contribution plan.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan. All currently listed officers other than Dr. Renduchintala and Mr. Swan will be fully vested in future employer contributions to the 401(k) savings plan, as they have more than six years of service.

2018 PROXY STATEMENT	Executive Compensation	73

CEO PAY RATIO

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2017 annual total compensation of our CEO Mr. Krzanich is $21,544,700, the 2017 annual total compensation of our median compensated employee is $102,100, and the ratio of these amounts is 211 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of October 2, 2017, identified based on our human resources system of record, but excluded the approximately 820 employees of Mobileye B.V., a subsidiary acquired in 2017. We used total direct compensation as our consistently applied compensation measure. In this context, total direct compensation means the applicable annual base salary determined as of October 2, 2017, the annual incentive cash target amount or commission target amount payable for service in 2017, and the approved value of the annual equity awards granted during 2017, which we annualized for all permanent employees who did not work for the entire year. To identify our median compensated employee, we then calculated the total direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

74	CEO Pay Ratio	2018 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

Information as of December 30, 2017 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares of common stock in millions):

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights	(B) Weighted Average Exercise Price of Outstanding Options ($)[1]	(C) Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Shares Reflected in Column A)
Equity Incentive Plans Approved by Stockholders	123.3(2)	26.30	355.7(3)

Equity Incentive Plans Not Approved by Stockholders[4]	—	—	—

Total	123.3	26.30	355.7

[1]	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and OSUs, which have no exercise price.
[2]	Includes 109.6 million shares granted under the 2006 Equity Incentive Plan that are issuable upon RSUs and OSUs vesting, including a maximum of 9.2 million additional shares that could be issued for outstanding OSUs. The remaining balance consists of outstanding stock option grants.
[3]	Includes 150.3 million shares authorized for issuance under the 2006 Stock Purchase Plan and 205.4 million shares authorized under the 2006 Equity Incentive Plan, assuming shares will be issued at the maximum vesting amount for outstanding OSUs. If it is assumed that shares will be issued at the target vesting amount for outstanding OSUs, an additional 9.2 million shares would be included in the shares available for future issuance under the 2006 Equity Incentive Plan, for a total of 214.6 million shares. This 214.6 million share number is the number reported in Note 19 to the financial statements in our Annual Report on Form 10-K for the year ended December 30, 2017.
[4]	9.1 million shares are issuable under outstanding options and RSUs that were originally granted under plans that we assumed in connection with acquisitions. The weighted-average exercise price of the assumed outstanding options is $28.32. No shares are available for future grants under these assumed plans.

2018 PROXY STATEMENT	Equity Compensation Plan Information	75

STOCKHOLDER PROPOSALS

The following stockholder proposals will be voted on at the 2018 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

PROPOSAL 4: STOCKHOLDER PROPOSAL ON WHETHER TO ALLOW STOCKHOLDERS TO ACT BY WRITTEN CONSENT

The following stockholder proposal will be voted on at the 2018 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, is the owner of no fewer than 100 shares of Intel common stock and proposes the following resolution:

Proposal 4 - Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic won impressive 42%-support at the Intel 2016 annual meeting. Plus this 42%-vote would have been still higher (above 45%) if small shareholders had the same access to corporate governance information as large shareholders. This proposal is important at Intel because Intel shareholders do not have the full right to call a special meeting that is available under state law.

It is especially important to adopt a shareholder right to make management more accountable to shareholders to make up for our management taking away an important shareholder right - the right to an in-person annual meeting. We did not have an opportunity to vote on giving up this right.

For decades shareholders of U.S. companies had a once-a-year opportunity to ask a $20 million CEO and directors questions in person. Now our directors can casually flip their phones to mute during the annual shareholder meeting.

Our management is now free to run a make-believe meeting with Investor Relations devising softball questions in advance while tossing out challenging shareholder questions. Then our $20 million+ CEO can simply read the scripted IR answers to a microphone - no opportunity for live audience feedback. There is no auditor present to see if management is trashing incoming shareholder questions.

The lack of an in-person annual meeting means that a board meeting can be scheduled months after the virtual meeting – by which time any serious issues raised by shareholders under these adverse conditions will be long forgotten by the directors. Plus a virtual meeting guarantees that there will be no media coverage for the benefit of shareholders.

A virtual meeting is a complacency plan for our directors and top management. Top management has no incentive to avoid making mistakes for 365 days of the year out of concern that there will be an in-person accounting at the annual meeting in front of media.

Please vote to improve management accountability to shareholders:

Shareholder Right to Act by Written Consent - Proposal 4

76	Stockholder Proposals	2018 PROXY STATEMENT

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal because the Board views the change that the proposal requests as contrary to the best interests of our stockholders and unnecessary given the company’s current governance practices, which include the ability of stockholders to call special meetings. Furthermore, our robust stockholder engagement program empowers stockholders to raise their concerns with the company and enables the company to effectively address these concerns in a transparent manner.

SUPPORTING DISCUSSION

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends in corporate governance and compare and evaluate new developments against our current practices. We understand that corporate governance is not static. We regularly seek and receive input from stockholders and other commentators on our practices and policies, and the Board’s Corporate Governance and Nominating Committee considers this input when reviewing proposals to change practices or policies. Based on a careful review of the proposal and the company’s current governance practices, we believe the implementation of the proposal is unnecessary and contrary to the best interests of the stockholders.

Our Bylaws currently provide that any matter that stockholders wish to present for a vote must be presented at an annual or special meeting of stockholders. Additionally, stockholders have the ability to request a special meeting in between annual meetings. The Board believes that action at an annual or special meeting coincides with stockholder interests to a greater degree than action by written consent. In the context of an annual or special meeting of stockholders, all company stockholders have the opportunity to express their views and otherwise engage in dialogue regarding proposed actions, and may participate in the stockholder vote. These meetings occur at a time and date that is announced publicly in advance of the meeting. Having significant issues presented at annual or special meetings of stockholders allows stockholders to raise matters for consideration by the company while protecting all stockholders’ interests in receiving notice of, having time to consider, and having an opportunity to make informed voting decisions on proposed actions that could adversely affect their interests or the company. In contrast, the proposal would permit subsets of stockholders, including short-term or special interest stockholders, to use the written consent procedure at any time and as frequently as they choose to act on a variety of potentially significant matters, conceivably without notice to all stockholders, and without all stockholders having a fair opportunity to consider and vote on the merits of a proposed action. In addition, granting stockholders the right to take action by written consent could impose a significant financial and administrative burden on the company.

Moreover, as previously mentioned, the company actively engages with stockholders to provide an open and constructive forum for stockholders to express concerns. Our relationship with our stockholders is an important part of our company’s success. Our stockholder engagement efforts allow us to better understand our stockholders’ priorities and perspectives, and enable the company to effectively address the issues that matter most to its stockholders. In the past year, we have pursued multiple avenues for engagement, including in-person and teleconference meetings with our stockholders. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance and other topics of interest to our stockholders, such as our corporate responsibility activities discussed above.

In sum, we believe that the proposal is not aligned with stockholders’ interests, and that the combination of our ongoing dialogue with stockholders and our current corporate governance practices renders the proposal’s implementation unnecessary.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to grant stockholders the right to act by written consent.

2018 PROXY STATEMENT	Stockholder Proposals	77

PROPOSAL 5: STOCKHOLDER PROPOSAL ON WHETHER THE CHAIRMAN OF THE BOARD SHOULD BE AN INDEPENDENT DIRECTOR

The following stockholder proposal will be voted on at the 2018 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, is the owner of 100 shares of Intel common stock and proposes the following resolution:

Proposal 5 - Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Supporting Statement: Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also changed course and named an independent board chairman in 2016.

It was reported that 53% of the Standard & Poors 1,500 firms separate these 2 positions (2015 report): Chairman and CEO. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is especially important to adopt a shareholder right to make our CEO more accountable to shareholders to make up for our management taking away an important shareholder right - the right to an in-person annual meeting. We did not have an opportunity to vote on giving up this right.

The Council of Institutional Investors, a coalition of funds with portfolios exceeding $3 trillion, has among its published corporate governance guidelines for public companies, “Cyber meetings should only be a supplement to traditional in-person shareholder meetings, not a substitute.” Face-to-face annual meetings facilitate unfiltered dialogue between shareholders and management, as well as important opportunities to exchange ideas before and after the meetings.

Please vote to enhance the independence of our CEO:

Independent Board Chairman - Proposal 5

78	Stockholder Proposals	2018 PROXY STATEMENT

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal. The first item in the Board’s published Guidelines on Significant Corporate Governance Issues states:

The Board’s general policy, based on experience, is that the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. If the Chairman of the Board is not an independent director, the Board will appoint an independent director to serve as Lead Director.

The authority and responsibilities of our Lead Director are listed in a Charter adopted by the Board and which is also publicly available.

To the extent that the proponent’s Statement concerns the combination of CEO and Chairman positions, much of it describes a situation that does not exist at Intel, because Intel’s policy is to separate the positions of Board Chairman and Chief Executive Officer. Determining the appropriate Board leadership structure is complex and requires an intricate understanding of the company and its needs. As such, we believe that such a determination should be controlled by independent directors with the necessary knowledge of the Board’s operation and the company’s needs. Our independent directors constitute a significant majority of the Board (currently 10 of 13 directors), and the Board’s policy provides the independent directors with the flexibility to implement the Board leadership structure that they believe is best suited for the Board at any particular time. Under the Board’s policy, if the Chairman of the Board is not an independent director, the Board will appoint an independent director to serve as Lead Director. The Board believes that its existing policies empower the independent directors to act independently of management and better serve our stockholders than the inflexible rule requested in this proposal.

SUPPORTING DISCUSSION

Since Intel began operations in 1968, the company has had a general policy that the positions of Chairman of the Board and CEO should be held by separate individuals, and our first Chairman of the Board when we became a public company was an independent director. Since 1997, the Board has elected an independent director to serve as Lead Director during those periods when the Chairman is not an independent director.

The most recent independent director to serve as Chairman of the Board was Dr. Jane Shaw, who served as Lead Director prior to 2009 and as independent Chairman of the Board from 2009 until her retirement from the Board in May 2012. Our current chairman, Andy Bryant, is an executive officer of the company who previously served as Chief Financial Officer and Chief Administrative Officer, among other positions. Mr. Bryant was recommended by the Corporate Governance and Nominating Committee for election to the Board in 2011 in anticipation of naming him Chairman in 2012 following Dr. Shaw’s retirement from the Board. In making their decision to elect Mr. Bryant Chairman, the independent directors considered whether the next Chairman should be independent. In light of the leadership succession and rapidly evolving business and technology issues facing the company and the Board, however, the Board determined that Mr. Bryant’s extensive experience at Intel, knowledge of Intel’s operations and management structure, and the Board’s confidence in Mr. Bryant’s advice and ability to support the Board in fulfilling its oversight responsibilities, uniquely positioned Mr. Bryant to serve as Chairman. The Board believes that during Mr. Bryant’s tenure as Chairman, he has provided the Board with significant value and insight and served well the interests of stockholders as the Board addresses issues including technology, business, and executive leadership, enabling the company to achieve strong operational and stock price performance. In order to provide the company with leadership continuity, in 2018 the independent directors unanimously elected to waive the provisions of our Bylaws that limit the tenure of the Chairman to no more than two three-year terms, thereby extending Mr. Bryant’s term for one more year as Chairman.

The Board has taken a number of steps to reinforce the Board’s independence during the time it does not have an independent Chairman. The independent members of the Board and the Compensation Committee are responsible for determining Mr. Bryant’s performance reviews and setting his compensation. Aneel Bhusri became the independent Lead Director of the Board in May 2017 and Mr. Bhusri’s authority and responsibilities as independent Lead Director, as set forth in our Bylaws and in the Board’s Charter of the Lead Director, include, for example:

•	Advise the Chairman as to the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

•	Approve the information, agenda, and meeting schedules for the Board of Directors and Board Committee meetings;

•	Approve the retention of advisors and consultants who report directly to the Board of Directors;

•	Serve as Chairman of the Executive Committee and as Chairman or Co-Chairman of the Corporate Governance and Nominating Committee of the Board of Directors;

•	Assist the Board of Directors, the Board’s Corporate Governance and Nominating Committee, and the officers of the company in implementing and complying with the Board’s Guidelines on Significant Corporate Governance Issues;

2018 PROXY STATEMENT	Stockholder Proposals	79

•	Call the meetings of the non-employee directors;

•	Develop the agendas for and serve as Chairman of the executive sessions of the Board’s independent directors and, if different, the Board’s non-employee directors;

•	Recommend to the Corporate Governance and Nominating Committee and to the Chairman the membership of the various Board Committees, as well as the selection of Committee chairmen; and

•	Serve as Chairman of the Board at meetings of the Board of Directors when the Chairman is not present.

These powers and responsibilities ensure that the Lead Director can provide the Board and the company with strong and engaged independent leadership during the periods when the Chairman is an Intel employee. In addition, the Board’s overall structure supports the independent directors, including, for example:

•	10 of the current non-employee directors qualify as “independent” in accordance with the published listing requirements of Nasdaq;

•	All members of the Audit, Compensation, and Corporate Governance and Nominating Committees are independent;

•	At each Board meeting, the independent directors meet without the Chairman or the CEO being present; and

•	All of the independent directors have worldwide direct access to all lntel employees outside of Board meetings, and are encouraged and expected to visit Intel sites and events on their own and to report to the full Board on the information received from local management and other employees.

The Board’s existing policies provide the flexibility to select an independent director to be Chairman if it determines that to be appropriate, allowing the Board to more fully discharge its fiduciary duties in selecting a Chairman who the independent directors believe will best serve stockholders’ interests. If and when the Board determines to elect an independent Chairman, its decision will be driven by a careful consideration of the best interests of stockholders and of the company. By contrast, the proposal would impose an inflexible approach for selecting future Chairmen that would significantly limit the Board’s ability to exercise its fiduciary duties in selecting the person considered at that time to be the most qualified candidate for the position in light of our company’s particular needs. The Board believes that it should be allowed to continue to exercise its fiduciary duty in this regard without the imposition of an arbitrary restriction and that this proposal with regard to Intel is both unnecessary and contrary to our stockholders’ best interests.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt a policy that the Chairman of the Board be an independent director.

80	Stockholder Proposals	2018 PROXY STATEMENT

PROPOSAL 6: STOCKHOLDER PROPOSAL REQUESTING A POLITICAL CONTRIBUTIONS COST-BENEFIT ANALYSIS REPORT

The following stockholder proposal will be voted on at the 2018 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Stockholder NorthStar Asset Management, Inc., Funded Pension Plan, P.O. Box 301840, Boston, MA 02130, is the owner of 775 shares of Intel common stock and proposes the following resolution:

Political Contributions Cost-benefit Analysis Report

Whereas:

The Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” resulting in greater public and shareholder concern about corporate political spending;

The New York Times reported that “in the 2014 congressional election cycle, political spending funded by anonymous donors to 501(c) nonprofits—businesses, unions and others (one can’t tell)—amounted to $173 million. That was about 25 percent more than four years earlier. But it was a small share of the $3.8 billion or so spent on the [the 2014] election over all... Companies have other ways to play. Political action committees (PACs) ... spent almost twice as much. Of course, companies also spend many millions more lobbying”;

Our political action committee (IPAC) donated $1.2 million in political contributions in the 2015-2016 election cycle, which is triple the contribution level of the election cycle immediately prior to the cycle in which Citizens United was decided;

Shareholders believe Intel should minimize risk to the firm’s reputation regarding possible future missteps in Company and IPAC political contributions. Harvard Business Review warned that “[company directors] in a range of industries have been stung by media reports that political intermediaries used corporate money to help fund causes or candidates adverse to a firm’s business interests or its espoused values and positions”;

Our website and policies indicate that environmental protection and diversity are high priorities for our Company, however analysis of 2015-2017 IPAC political contributions indicate misaligned contributions, including at least:

•	20 Members of Congress that voted against an amendment to the Justice for Victims of Trafficking Act that included explicit LGBTQ nondiscrimination protections for runaway and homeless youth programs;

•	15 Members of Congress that voted against the Employment Non-Discrimination Act (ENDA), a landmark bill that would end decades of employment discrimination against lesbian, gay, bisexual, and transgender Americans;

•	51 Members of Congress who have been identified as climate change deniers;

Given the recent controversies regarding misconduct of politicians and around electioneering contributions in general, as well as the apparent misalignment between many Intel-directed political contributions and company values and policies, shareholders are concerned that benefit to the company of influencing policymakers through Intel-directed political contributions may not outweigh the risks associated with these contributions.

Resolved: Shareholders recommend that the Board of Directors report to shareholders (at reasonable expense, excluding confidential information) a cost-benefit analysis of the most recent election cycle’s political and electioneering contributions by Intel and IPAC, examining the effectiveness, benefits, and risks to shareholder value associated with those contributions.

Supporting Statement: “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

BOARD OF DIRECTORS’ RESPONSE

Intel believes that the proposal is unnecessary and impractical for the following reasons:

•	Intel already provides significant disclosure regarding our policies, processes, and oversight of political contributions in line with current best practices advocated by a number of leading organizations. In 2017, Intel scored 94.3% in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, and was highlighted again as one of the “trendsetter companies.”

•	Intel does not use corporate funds to make political contributions of the type that were the subject of the Supreme Court decision in the Citizens United v. Federal Election Commission (Citizens United) case.

2018 PROXY STATEMENT	Stockholder Proposals	81

•	Intel publishes data on our direct and indirect political contributions on our website and in our annual Corporate Responsibility Report. As those reports show, the overall amount of contributions by the company and the Intel Political Action Committee (IPAC) for political and office-holder support, including Intel’s “indirect spending” by trade associations to which Intel paid dues, is relatively modest.

We regularly evaluate our political spending for effectiveness and alignment as part of our contributions process. We recognize that it is impractical and unrealistic to expect that our company, stockholders, and stakeholders will agree with every issue that a politician or trade association may support, particularly given our strategy of bipartisan giving. As part of our process, we assess recipients’ overall voting records related to our key policy issues and make funding decisions that we believe in aggregate will have the greatest benefit for our stockholders and key stakeholders.

SUPPORTING DISCUSSION

Intel maintains a high degree of oversight, governance, and transparency around our corporate political activity and accordingly believes that this proposal is unnecessary. Intel works with governments, organizations, and industries around the world to advocate for policies that encourage new ideas, promote fair commerce, and protect resources. We also work to educate political candidates about the implications of public policy decisions for our business, and provide financial support to candidates who hold positions consistent with our business objectives. Stockholders and other interested persons can find extensive information on our policies and processes through our Political Accountability Guidelines and can learn even more about our processes, policy positions, and annual corporate and IPAC contributions through our annual Corporate Responsibility Report and other information that is available on our website. Our policies, practices, and disclosures reflect the fact that we have proactively engaged with the Center for Political Accountability and other organizations to understand best practice expectations on this issue and that for years we have been committed to continuous improvement in this area. As a result of our existing practices and disclosures, Intel has been repeatedly recognized as a leader in disclosure and accountability with respect to its political activities. For the third year in a row, in 2017, Intel scored 94.3% in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which benchmarks the political disclosure and accountability policies and practices of leading U.S. companies, and Intel was highlighted again as one of the “trendsetter companies.”

Our Political Accountability Guidelines, which we initially drafted in 2006, and updated as recently as November 2016, are publicly available on our Corporate Responsibility website at www.intel.com/responsibility. The guidelines state that we will not contribute corporate funds to federal election candidates or political parties. In response to the Citizens United court decision, we updated these guidelines in 2011 to state that we will not make independent political expenditures or fund electioneering communications, as those terms are defined by applicable law. The guidelines set forth our policy and process for formally approving and reviewing corporate political contributions. A committee of Intel employees reviews all requests for contributions on behalf of IPAC against our public policy priorities. Decisions are also made based on states and districts with a significant Intel presence and candidates’ leadership on important Intel priorities. Both IPAC and corporate contributions are subject to the approval of the Vice President of Intel’s Government and Policy Group, and the Board’s Corporate Governance and Nominating Committee annually reviews an analysis of Intel’s corporate contributions during the preceding year.

Intel’s annual Corporate Responsibility Report—available through a link on our Investor Relations website at www.intc.com, on our Corporate Responsibility website at www.intel.com/responsibility, and on our Public Policy website at www.intel.com/policy— summarizes our positions on public policy issues that are important to our business. The report links to detailed information covering Intel’s and IPAC’s political contributions for the previous year sorted by recipient. IPAC’s approach targets balanced support of Democratic and Republican Party candidates each year. Moreover, no corporate funds are contributed to IPAC other than for administrative expenses, and all employee participation in IPAC is voluntary.

With respect to indirect political spending, the Corporate Responsibility Report and supporting documents provide information on our approach to the issue of trade association alignment, include disclosure on Intel’s payments to industry and trade organizations, and provide a breakdown of the amount of dues payments to our top associations that are applied toward political activities. We also file quarterly reports detailing our lobbying activities with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives, available on the Senate and House Lobbying Disclosure Act websites.

Our existing disclosures demonstrate that the amount of contributions by the company and IPAC for political and office-holder support is relatively modest. Given the modest amounts that we contribute for political purposes and the wide range of public policy issues addressed in a given year by candidates and trade associations, we believe that it is best to focus our expenditures on candidates and organizations that can best support our public policy priorities, including those that enable us to continue on our path of innovation. We do so recognizing that we may not be aligned 100% with every position supported by those candidates or organizations on all policy matters. Through our process, we assess recipients’ overall voting records related to our key policy issues and make funding decisions that we believe in aggregate across multiple issues will have the greatest benefit for our stockholders and key stakeholders. We understand that our many stakeholders will have different views on individual candidates and contributions based on their own policies. We proactively engage with investors and our stakeholders through our integrated outreach activities throughout the year and invite ongoing input and questions about our policy priorities and contributions approach. Based on our assessments, we have found a high overall level of alignment of our contributions across our multiple policy priorities.

82	Stockholder Proposals	2018 PROXY STATEMENT

In short, while we agree with the proponent on the importance of oversight and disclosure around corporate political activity, we believe that contributions made during the most recent cycle are highly aligned with our ultimate goal of protecting and enhancing long-term stockholder value. We do not believe that preparing an additional report as requested by the proponent would provide our stockholders with any more meaningful information than is already provided through our existing disclosure. We believe that the steps Intel has already taken—establishing comprehensive policies with Board oversight and robust review processes, providing detailed disclosure, and proactively engaging with external stakeholders—are the most practical and effective approach to addressing this issue.

RECOMMENDATION OF THE BOARD The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to complete a political contributions cost-benefit analysis report.

2018 PROXY STATEMENT	Stockholder Proposals	83

ADDITIONAL MEETING INFORMATION

ONLINE MEETING ADMISSION

We are pleased this year to conduct the 2018 Annual Stockholders’ Meeting solely online via the Internet. You are entitled to attend and participate in the virtual 2018 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 19, 2018 or if you hold a valid proxy for the annual meeting. If you are not an Intel stockholder, you may still view the meeting online via https://intel.onlineshareholdermeeting.com.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate at the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting https://intel.onlineshareholdermeeting.com; interested persons who were not stockholders as of the close of business on March 19, 2018 may view, but not participate, in the annual meeting via https://intel.onlineshareholdermeeting.com.

To attend online and participate in the annual meeting, stockholders of record will need to use their control number to log into https://intel.onlineshareholdermeeting.com; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Pacific Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call (855) 449-0991.

Asking Questions. Stockholders who wish to submit a question to Intel for the meeting may do so in advance at www.proxyvote.com, and live during the meeting at https://intel.onlineshareholdermeeting.com.

VOTING BEFORE OR DURING THE MEETING

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at https://intel.onlineshareholdermeeting.com to vote or submit questions during the meeting.

Voting online during the meeting will replace any previous votes, and the online polls will close at 9:15 a.m. Pacific Time on May 17, 2018.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 19, 2018, the record date for the annual meeting, 4,678,316,405 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 10 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the meeting.

84	Additional Meeting Information	2018 PROXY STATEMENT

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes” on proposals other than the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2018. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No broker discretion to vote.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	Brokers have discretion to vote.
Advisory vote to approve Intel’s executive compensation	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.
Stockholder Proposals, if properly presented at the annual meeting	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters other than the items from the Board of Directors described in this proxy statement.

PROXY SOLICITATION

We will bear the expense of soliciting proxies, and we have retained D.F. King & Co., Inc. to solicit proxies for a fee of $30,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.3 million.

INSPECTOR OF ELECTIONS

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2018 Annual Stockholders’ Meeting.

STOCKHOLDER LIST

Intel’s list of stockholders as of March 19, 2018 will be available for inspection for 10 days prior to the 2018 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

VOTING RESULTS

We will announce preliminary results during the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

2018 PROXY STATEMENT	Additional Meeting Information	85

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and Nasdaq an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Individuals subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting individuals, we believe that, for fiscal year 2017, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

2019 STOCKHOLDER PROPOSALS OR NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2019 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on December 6, 2018.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this proxy statement.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2019 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary between December 18, 2018 and the close of business on January 17, 2019. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on November 6, 2018 and no later than the close of business on December 6, 2018. In each case, the notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2019 annual meeting is held more than 30 days from the anniversary of the 2018 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2019 annual meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2019 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel. A stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our website at www.intc.com/policies-and-guidelines. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

86	Other Matters	2018 PROXY STATEMENT

FINANCIAL STATEMENTS

Our financial statements for the year ended December 30, 2017 are included in our 2017 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our website at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge, or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

COMMUNICATING WITH US

Visit our main website at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations website at www.intc.com contains stock information, earnings and conference webcasts, annual reports, and corporate governance and historical financial information, as well as links to our SEC filings and our new Governance and Corporate Responsibility site.

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates (including proxy access candidates) or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Susie Giordano, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:

Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Your broker, bank, or other nominee

Voting	D.F. King (866) 416-0576 (within the U.S. and Canada) (212) 269-5550 (worldwide)

2018 PROXY STATEMENT	Other Matters	87

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

By Order of the Board of Directors

Susie Giordano

Corporate Secretary

Santa Clara, California

April 5, 2018

Intel and the Intel logo are trademarks of Intel Corporation in the U.S. and/or other countries.

*	Other names and brands may be claimed as the property of others.

88	Stockholders Sharing the Same Last Name and Address	2018 PROXY STATEMENT

APPENDIX A

NON-GAAP FINANCIAL MEASURES

This document contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance.

NON-GAAP OPERATING INCOME AND NON-GAAP EARNINGS PER SHARE

Our non-GAAP operating income and diluted earnings per share reflect adjustments for the following items, as well as the related income tax effects. Income tax effects have been calculated using an appropriate tax rate for each adjustment.

ACQUISITION-RELATED ADJUSTMENTS

The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain expenses related to acquisitions as follow:

•	Revenue and Gross Margin. Non-GAAP financial measures exclude the impact of the deferred revenue write-down, amortization of acquisition-related intangible assets that impact cost of sales, and the inventory valuation adjustment.

•	Deferred Revenue Write-Down. Sales to distributors are made under agreements allowing for subsequent price adjustments and returns, and are deferred until the products are resold by the distributor. Business combination accounting principles require us to write down to fair value the deferred revenue assumed in our acquisitions as we have limited performance obligations associated with this deferred revenue. Our GAAP revenues and related cost of sales for the subsequent reselling by distributors to end customers after an acquisition do not reflect the full amounts that would have been reported if the acquired deferred revenue was not written down to fair value. The non-GAAP adjustments made in Q1 2016 eliminate the effect of the deferred revenue write-down associated with our acquisition of Altera. We believe these adjustments are useful to investors as an additional means to reflect revenue and gross margin trends of our business.

•

Inventory Valuation Adjustment. Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustments to our cost of sales exclude the expected profit margin component that is recorded under business combination accounting principles associated with our acquisitions of Mobileye and Altera. We believe the adjustments are useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

•	Amortization of Acquisition-Related Intangible Assets. Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. We record charges related to the amortization of these intangibles within both cost of sales and operating expenses in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

•	Other Acquisition-Related Charges. Other acquisition-related charges exclude the impact of other charges associated with the acquisitions of Mobileye and Altera. These charges primarily include bankers’ fees, compensation-related costs, and valuation charges for stock-based compensation incurred related to the acquisitions. We believe these adjustments are useful to investors as an additional means to reflect the spending trends of our business.

RESTRUCTURING AND OTHER CHARGES

Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include asset impairments, pension charges, and costs associated with the ISecG divestiture. We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures. We believe that these costs do not reflect our current operating performance. Consequently, our non-GAAP adjustments exclude these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

GAINS OR LOSSES FROM DIVESTITURE

We recognized a gain in the second quarter of 2017 as a result of our divestiture of the Intel Security Group. We have excluded this gain for purposes of calculating certain non-GAAP measures. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.

2018 PROXY STATEMENT	APPENDIX A - NON-GAAP FINANCIAL MEASURES	A-1

TAX REFORM

We recognized a higher income tax expense in the fourth quarter of 2017 as a result of Tax Reform. We have excluded the one-time tax adjustment relating to the transition tax on our previously untaxed foreign earnings and the remeasurement of our deferred income taxes to the new U.S. statutory tax rate for purposes of calculating certain non-GAAP measures. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.

Following are the reconciliations of our most comparable GAAP measures to our non-GAAP measures presented:

(In Millions)	Dec 30, 2017	Dec 31, 2016	Dec 26, 2015
Operating Income	$17,936	$12,874	$14,002

Deferred Revenue Write-Down, Net of Cost of Sales	0	64	0

Inventory Valuation	55	387	0

Amortization of Acquisition-Related Intangibles	1,089	1,231	608

Restructuring and Other charges	384	1,886	354

Other Acquisition-Related Charges	113	100	0

Non-GAAP Operating Income	$19,577	$16,542	$14,964

	Dec 30, 2017	Dec 31, 2016	Dec 26, 2015
Earnings Per Share—Diluted	$1.99	$2.12	$2.33

Deferred Revenue Write-Down, Net of Cost of Sales	0	0.01	0

Inventory Valuation	0.01	0.08	0

Amortization of Acquisition-Related Intangibles	0.22	0.25	0.13

Restructuring and Other Charges	0.08	0.39	0.07

Other Acquisition-Related Charges	0.02	0.02	0

(Gains)/Losses From Divestiture	(0.08)	0	0

Tax Reform	1.13	0	0

Income Tax Effect	0.09	(0.15)	(0.04)

Non-GAAP Earnings Per Share—Diluted	$3.46	$2.72	$2.49

ADJUSTED NET INCOME

We believe adjusting net income to exclude the one-time charge related to Tax Reform for purposes of incentive compensation facilitates a better evaluation of our current operating performance against prior periods and our peers. Following is the reconciliation of our most comparable GAAP measure to our non-GAAP measure presented:

Dec 30, 2017
Net Income	$9,601

Tax Reform	5,444

Adjusted Net Income (Non-GAAP)	$15,045

A-2	APPENDIX A - NON-GAAP FINANCIAL MEASURES	2018 PROXY STATEMENT

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INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. SANTA CLARA, CA 95054 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to intel.onlineshareholdermeeting.com You may attend the Annual Stockholders’ Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    E40379-P05890-Z72061 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTEL CORPORATION A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors Nominees: For Against Abstain 1a. Aneel Bhusri    1b. Andy D. Bryant    For Against Abstain 1c. Reed E. Hundt    2. Ratification of selection of Ernst & Young LLP as our    independent registered public accounting firm for 2018 1d. Omar Ishrak    3. Advisory vote to approve executive compensation    1e. Brian M. Krzanich    The Board of Directors recommends a vote AGAINST    Proposals 4-6. 1f. Risa Lavizzo-Mourey    4. Stockholder proposal on whether to allow stockholders    to act by written consent, if properly presented 1g. Tsu-Jae King Liu    5. the Stockholder board should proposal be on an whether independent the chairman director, of if    properly presented 1h. Gregory D. Smith    6. Stockholder proposal requesting a political contributions    cost-benefit analysis report, if properly presented 1i. Andrew M. Wilson    NOTE: Such other business as may properly come before the    meeting or any adjournment thereof. 1j. Frank D. Yeary    B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E40380-P05890-Z72061 Proxy – Intel Corporation Notice of 2018 Annual Stockholders’ Meeting May 17, 2018, 8:30 a.m. Pacific Time Via the Internet at intel.onlineshareholdermeeting.com Proxy Solicited by Board of Directors for Annual Meeting—May 17, 2018 Andy D. Bryant, Brian M. Krzanich, Susie Giordano, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders’ Meeting of Intel Corporation to be held on May 17, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 through 6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. (Proposals to be voted appear on reverse side.)